UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File Number 001-38769

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Cigna 401(k) Plan

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut 06002

CIGNA 401(k) PLAN

Financial Statements and

Supplemental Schedule

December 31, 2020 and 2019

CIGNA 401(k) PLAN TABLE OF CONTENTS

Page
Report of Independent Auditors	4

Financial Statements
Statements of Net Assets Available for Benefits as of December 31, 2020 and 2019	6
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020	7

Supplemental Schedule*
Form 5500 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2020	18

*Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of Cigna 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Cigna 401(k) Plan (the “Plan”) as of December 31, 2020 and December 31, 2019 and the related statement of changes in net assets available for benefits for the year ended December 31, 2020, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and December 31, 2019, and the changes in net assets available for benefits for the year ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 24, 2021

We have served as the Plan’s auditor since at least 1994. We have not been able to determine the specific year we began serving as auditor of the Plan

CIGNA 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of December 31,
	2020	2019
	(In thousands)
Assets

Investments, at fair value (See Note 4)	$7,544,239	$6,655,971

Investments, at contract value (See Note 5)	3,488,571	3,091,873

Notes receivable	145,293	150,760

Employer contributions receivable	19,470	27,603

Cash in transit related to merger (See Note 3)	214,132	—

Net assets available for benefits	$11,411,705	$9,926,207
The accompanying Notes to the Financial Statements are an integral part of these statements.

6

CIGNA 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended
December 31, 2020
(In thousands)
Investment Income
Net appreciation in fair value of investments	$1,090,772
Other investment income	178
Interest	93,772
Dividends	170
Net investment income	1,184,892
Interest income on notes receivable from participants	7,523
Contributions
Employee contributions	435,553
Employer contributions	246,554
Rollover contributions	46,472
Total contributions	728,579
Deductions
Benefits paid to participants	(646,818)
Plan expenses	(2,810)
Total deductions	(649,628)
Net increase	1,271,366
Transfers from other plans (See Note 3)	214,132
Net assets available for benefits
Beginning of year	9,926,207
End of year	$11,411,705

The accompanying Notes to the Financial Statements are an integral part of these statements.

7

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Description of the Plan

The following description of the Cigna 401(k) Plan (the “Plan”) provides general information only. A more complete explanation of the features and benefits available under the Plan, a defined contribution plan, is contained in the Plan’s Summary Plan Description and Prospectus. Generally, all U.S.-based employees of participating affiliates of Cigna Holding Company (the “Company” or “Plan Sponsor”) are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of December 31, 2020 and 2019 and for the year ended December 31, 2020, Prudential Bank & Trust, FSB, was the Trustee for the Plan.

The Company is a subsidiary of Cigna Corporation ("Cigna"). The Cigna Stock Fund refers to shares of Cigna.

Plan Administration

The Cigna Corporation Retirement Plan Committee, which is comprised of three members of Cigna's management, is the primary Plan fiduciary. This committee delegates responsibility for administration of the Plan to the Plan Administrator, a Cigna employee, and responsibility for the Plan’s financial management to Cigna's Chief Financial Officer ("CFO"). The Plan Administrator and CFO have arranged with Prudential Retirement Insurance and Annuity Company ("PRIAC") to perform the primary administrative, recordkeeping and asset management functions on behalf of the Plan. The Retirement Plan Committee is responsible for, among other things, selecting and monitoring the Plan’s investments.

Investments

The Plan’s investment options include a fixed income fund, which is supported by both traditional and synthetic fully benefit-responsive investment contracts (see Note 5); Cigna common stock; and pooled separate accounts that invest in equities, bonds, derivatives or funds. Participants may transfer assets among the investment options, subject to certain restrictions. For example, transfers involving assets invested in Cigna common stock may be subject to restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading. See Notes 4 and 5 for additional information regarding the Plan’s investment options.

The Plan uses an age-appropriate Moderate target portfolio under Prudential Retirement’s GoalMaker® asset allocation program ("GoalMaker") as its default investment option. GoalMaker meets the requirements to be a Qualified Default Investment Alternative ("QDIA") under federal law. Participants are invested in the QDIA if they have not made their own investment allocation election or may be invested due to a plan merger if they do not elect how their old plan account should be invested after the plan merger occurs.

Employee Contributions

The Plan permits employees to make pre-tax and Roth contributions (regular and catch-up). A Roth 401(k) is an employer-sponsored investment savings account that is funded with after-tax contributions up to the plan's limit and future withdrawals are tax-free. The contribution rate maximum is 80% of a participant’s eligible pay. This is a total limit that applies to all employee contributions. As a result of the Plan’s use of a “qualified automatic contribution arrangement” ("QACA") safe harbor, highly-compensated employees are not subject to a separate contribution rate limit.

8

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

The Plan uses an automatic contribution rate increase program called Contribution Accelerator. If an eligible participant’s pre-tax contribution rate is at least 1% but less than 9%, the contribution rate is automatically increased by 1% at the beginning of each year until it reaches 10%. Eligible participants can opt out of Contribution Accelerator or change the date when the increase would go into effect each year.

All employees, however, are still subject to the annual dollar limit set by the Internal Revenue Service ("IRS"). Employee contributions may be invested in any combination of investment options offered by the Plan subject to certain other Internal Revenue Code ("IRC") limitations and any restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading.

Employer Contributions

All employees are eligible for employer-matching contributions as soon as they join the Plan. As of 01/01/2020, the maximum effective regular matching contribution increased from 4.5% to 5% of a participant's first 6% of eligible pay. The new match formula is equal to 100% on the first 4% of eligible pay contributed (a 4% of pay match) plus 50% on the next 2% of pay contributed (a 1% pay match). The company match rate applies to pre-tax, Roth contributions and catch-up contributions – to the extent those contributions are part of an employee’s first 6% of pay contributed. New employees are automatically enrolled in the Plan after 30 days from date of hire and are eligible to receive the maximum regular matching contribution. These new employees can opt out of auto enrollment as well as the contribution accelerator. Regular matching contributions are made at the same time employee contributions are made, typically bi-weekly, but no less frequently than monthly.

The Plan also provides a “true-up” matching contribution after the close of each Plan year. The true-up match is an added employer contribution, if necessary to make the year’s total matching contributions equal to what they would have been on a “look-back” if all employee match eligible contributions were made as of the end of the year and matching contributions were based on the participant’s total annual eligible earnings as of the end of the year. The true-up match provides otherwise missed regular matching contributions for eligible participants caused by changes in an employee’s contribution rates during the year.

All types of matching contributions (regular and true-up) are collectively referred to as "employer contributions."

In addition to providing regular matching contributions and true-up contributions, the Plan also provides for discretionary matching contributions. The Company did not make a discretionary matching contribution to the Plan for the 2020 Plan Year.  With respect to the 2019 Plan Year, the Company made a discretionary matching contribution equal to $17.1 million in the first quarter of 2020. This discretionary matching contribution was reflected as a receivable in the 2019 financials.

9

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Service Contract Act Contributions

Certain former participants of the Express Scripts, Inc. 401(k) Plan are eligible for additional contributions (“SCA Contributions”) to comply with the Service Contract Act (“SCA”) of 1965. SCA Contributions are determined by multiplying the contractually required hourly rate by the hours worked by such participant during the period from which such contribution is made (but not in excess of the hours required by the SCA to be credited for such purposes). This amount is then reduced by the cost of fringe benefits otherwise credited to such participant outside of the Plan for such period. For the 2020 plan year, the total SCA contributions were $2.6 million. This amount is included in the employer contributions receivable as of December 31, 2020.

Rollover Contributions

The Plan may accept rollover contributions. Rollover contributions represent distributions received from other “eligible retirement plans,” as defined in IRC section 401(a)(31)(E). Distributions from other plans are subject to certain conditions to be eligible for rollover into the Plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the employer contribution and investment earnings, net of expenses. A participant is entitled to their vested account balance.

Vesting

Employee contributions and related investment earnings are fully vested at all times.

Employer contributions and related investment earnings become fully vested upon completion of two years of service. Employer contributions made at any time and related investment earnings become fully vested earlier when an employee reaches age 65; dies; becomes totally and permanently disabled; or continues to be employed by a participating Cigna company that is sold and does not maintain a successor plan. Early vesting also would occur if Cigna discontinues matching contributions or terminates the Plan.

Participants earn a year of vesting service if they have at least 1,000 hours of service during the calendar year.

In 2020, the Plan was amended to provide for full vesting of any employer contributions for Plan participants employed in Cigna's group life and disability insurance business (the “CGI business”) in connection with the sale of the CGI business to New York Life. This vesting treatment was effective upon the closing of the sale transaction on December 31, 2020.

10

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Forfeitures

During the year ended December 31, 2020, employer contributions were reduced by approximately $3.2 million. No forfeiture amounts were used to offset Plan expenses.

Notes Receivable

The notes receivable amount represents the unpaid principal balance on unpaid loans. The Plan permits participants to borrow a portion of their vested Plan account, subject to certain limitations, including restriction of post-2009 Cigna employer contributions, at an annual rate of interest with a specified repayment period. The minimum amount that may be borrowed is $1,000; the maximum total loan amount is the lesser of $50,000 or 50% of the participant’s vested account balance. A participant may have no more than two outstanding loans. Loan terms range from 12 to 60 months or up to 120 months if the loan is used to buy or build a participant’s primary residence. The annual interest rate for a Plan loan is 2% plus the yield of actively traded U.S. Treasury securities, adjusted by the U.S. Treasury Department to 3-year or 7-year constant maturities. The maximum Plan loan interest rate is the bank prime loan rate that is in effect on the same date that the applicable Treasury rate is determined. Loan interest rates remain fixed during the term of the loan. The loan is secured by the participant’s vested account balance. PRIAC charges the participant a $50 fee to process Plan loans and a $25 annual loan maintenance fee for new loans initiated after March 29, 2018. Effective April 1, 2021, the maintenance fee for loans will decrease to $20 annually. There is no change to the $50 processing fee. At December 31, 2020, loan interest rates ranged from 2.36% to 11.00%.

Payment of Benefits

Participants may withdraw funds subject to the requirements of the Plan. Upon termination of employment for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested account balance, monthly installments over a period of years, an annuity, or a combination of these forms of payment. If the participant’s vested account balance is more than $1,000 but not more than $5,000 and the participant does not agree within 80 days to accept a lump sum, the amount will automatically be rolled over to an Individual Retirement Account or Individual Retirement Annuity ("IRA") sponsored by a Prudential Retirement affiliate. The IRA will be invested in an investment product designed to preserve principal and provide a reasonable rate of return and liquidity. All related expenses will be charged to the IRA. If a Plan participant with a balance greater than $5,000 terminates and does not withdraw funds, the account becomes inactive. Inactive plan participants can request withdrawals at any time. As a result of the Setting Every Community Up for Retirement Enhancement ("SECURE") Act, the required minimum distribution age was increased to age 72 effective January 2020 and as a result, terminated participants must begin taking minimum distributions in April of the year following the year they turn age 72. However, for terminated participants who were age 70 ½ in 2019 or earlier, the required minimum distribution age of 70 ½ is unchanged. Additionally, the CARES Act suspended RMDs for the 2020 Plan Year. To the extent a participant’s account is invested in Cigna common stock, the participant may elect to receive such amounts in shares.

11

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Plan Expenses

Administrative expenses and certain investment management fees are reported separately, and participant accounts are directly charged, on a quarterly basis, with the same administrative fee regardless of their investment options. Effective January 1, 2020, the annual administrative fee was 0.0175% of the participant’s account up to a maximum of $100. Additionally, effective January 1, 2021, the annual administrative fee will further reduce to 0.0140% of the participant’s account up to a maximum of $93.

Brokers’ commissions resulting from buying or selling Cigna common stock are paid from the participants’ account balances and are reflected as a reduction of investment income in these financial statements. Fees related to pooled separate accounts and underlying fund investments are netted against investment returns of each pooled separate account. Other costs associated with the operation of the Plan, including trustee and legal fees, are paid by Cigna.

Plan Termination

Cigna intends to continue the Plan indefinitely but reserves the right to discontinue employer contributions or terminate the Plan in whole or in part at any time prior to that. If contributions are discontinued or the Plan is terminated, affected participants will become fully vested. Upon Plan termination, net assets of the Plan will be distributed in the manner Cigna elects in accordance with the Plan document and in accordance with ERISA and its related regulations.

CARES Act Provisions

The Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), adopted on March 27, 2020, contained optional changes for defined contribution plans including 401(k) plans. Generally, these provisions only apply to transactions entered into between January 1, 2020 and December 30, 2020 and expire thereafter. The Plan implemented the following optional features of the CARES Act: 1) suspended required minimum distributions; 2) increased the loan limit to $100,000 and delayed loan repayments for up to one year; and 3) allowed "Coronavirus-Related Distributions ("CRDs") of up to $100,000 for individuals who satisfied the eligibility requirements for CRDs. The 10% penalty typically applicable to distributions before age 59 1/2 does not apply to CRDs. In addition, the taxes on a CRD may be paid over a three year period and participants are permitted to repay the CRD to their account over three years to avoid a taxable distribution.

Written amendments to the Plan reflecting the CARES Act and SECURE Act changes were adopted in 2020.

Note 2 - Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Amounts recorded in the financial statements reflect management’s estimates and assumptions that affect the reported amount of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Significant estimates are discussed throughout these Notes; however, actual results could differ from those estimates.

12

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Valuation of Investments and Income Recognition

Except for the fully benefit-responsive benefit investment contracts, which are valued at contract value, plan investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of Cigna common stock is based upon its quoted market price. Fair value of pooled separate accounts is measured by the net unit value, which is based on the fair value of the underlying assets of the account.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recognized when earned. Dividends are recognized on the ex-dividend date. Net appreciation or depreciation includes realized gains and losses on investments that were both purchased and sold during the period as well as unrealized appreciation or depreciation of the investments held at year end.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Payment of Benefits

Benefits are recorded when paid.

Note 3 – Plan Mergers

On December 31, 2020, the eviCore Inc. 401(k) Plan ("eviCore Plan") was merged into the Plan. In connection with this merger, approximately $214 million in assets were transferred from the eviCore Plan into the Plan. The assets transferred consist of cash. This amount is reflected as a cash in transit as of December 31, 2020. These assets were deposited into individual accounts in January 2021 according to the participant investment allocations and participants were eligible to make contributions and receive matching contributions beginning on January 1, 2021.

In addition, $28,320 of outstanding loans taken by eviCore Plan participants were transferred into the Plan on December 31, 2020. These loans were not required to be re-amortized at the time of the plan merger.

The Plan retained the vesting schedule of the participants of the eviCore Plan and preserved all of their vested employer contributions from the eviCore Plan. No benefit payments were made by the Plan to the participants of the eviCore Plan during 2020.

Note 4 - Fair Value Measurements

Accounting Standards Codification 820, Fair Value Measurements and Disclosures, provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value, as follows: Level 1, which refers to securities valued using unadjusted quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

13

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Financial Assets Carried at Fair Value

The following table provides information as of December 31, 2020 and 2019 about the Plan’s financial assets carried at fair value on a recurring basis.

2020	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
(In thousands)	(Level 1)	(Level 2)	Total
Assets at fair value:
Common stock	$827,257	$—	$827,257
Pooled separate accounts:
Fixed maturities		241,446	241,446
Equity securities		6,475,536	6,475,536
Total assets at fair value	$827,257	$6,716,982	$7,544,239

2019	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
(In thousands)	(Level 1)	(Level 2)	Total
Assets at fair value:
Common stock	$891,882	$—	$891,882
Pooled separate accounts:
Fixed maturities		216,956	216,956
Equity securities		5,547,133	5,547,133
Total assets at fair value	$891,882	$5,764,089	$6,655,971

Note 5 – Financial Assets Carried at Contract Value

The Plan’s Fixed Income Fund is supported by four separate fully benefit-responsive investment contracts, including a traditional investment contract and three synthetic investment contracts. The Fixed Income Fund functions as a “fund of funds”, and blends the crediting rates of the individual investment contracts to create a single melded crediting rate for the Fixed Income Fund. The melded rate approximates the rates of the supporting investment contracts and is utilized for Plan accounting purposes only. While PRIAC does not guarantee, support or otherwise back the melded book value, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at their melded book value.

14

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

The Plan transacts with each of the four separate contract issuers at contract value. These contracts meet the fully benefit-responsive investment contract criteria and therefore are reported at their contract value in the statements of net assets available for benefits. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by the Plan if participants were to initiate permitted transactions. Contract value represents contributions made under each contract, plus earnings, less withdrawals, and administrative expenses.

The following represents the disaggregation of contract value between types of investment contracts held by the Plan.

	As of December 31,
(In thousands)	2020	2019
Financial assets at contract value:
Traditional investment contract	$644,420	$783,714
Synthetic investment contracts	2,844,151	2,308,159
Total assets at contract value	$3,488,571	$3,091,873

The key difference between a synthetic investment contract and a traditional investment contract is that the Plan owns the underlying assets of the synthetic investment contract. A synthetic investment contract includes a wrapper contract, which is an agreement for the wrap issuer insurance company to make payments to the Plan in certain circumstances. The wrapper contract typically includes certain conditions and limitations on the underlying assets owned by the Plan. With traditional investment contracts, the Plan owns only the contract itself and there are no reserves against contract value for the credit risk of the contract issuer.

Synthetic and traditional investment contracts are designed to accrue interest based on crediting rates established by the contract issuers. The synthetic investment contracts held by the Plan include three wrapper contracts with the Prudential Insurance Company of America ("PICA"), Voya Retirement Insurance and Annuity Company ("VRIAC"), and Massachusetts Mutual Life Insurance Company ("MassMutual"), each of which provide a guarantee that their crediting rate will not fall below 0 percent. Assets supporting these contracts are comprised of diversified fixed income securities. Cash flow volatility (for example, timing of benefit payments) as well as asset underperformance can be passed through to the Plan through adjustments to future contract crediting rates. Crediting rates are reviewed not less than annually for resetting, and any adjustments can then be passed through to participants, which would generally be performed through updating of the crediting rate for the Fixed Income Fund in order to bring the melded book value of the participants in line with the Plan’s cumulative contract value on the four underlying fully benefit-responsive investment contracts.

The traditional investment contract held by the Plan is a guaranteed investment contract with PRIAC. The contract issuer is contractually obligated to repay the principal and interest at a specified interest rate that is guaranteed to the Plan. The crediting rate is based on a formula established by the contract issuer but may not be less than 0 percent and is reviewed not less than annually for resetting.

15

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts is dependent on the third-party issuer’s ability to meet its financial obligations. The issuer’s ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

  The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
  Premature termination of the contracts;
  Plan termination or merger;
  Changes to the Plan’s prohibition on competing investment options;
  Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations;
  Bankruptcy of PRIAC, the contract issuer to the traditional investment contract.

Note that if these certain events were to occur, the Plan may not be able to transact at contract value with the contract issuers and may elect to reflect any difference between market value and contract value by adjusting participants’ melded book value in the Fixed Income Fund. It is possible that under such events participants’ melded book value may decrease, however, the Plan Sponsor does not believe it is probable that such events will occur.

Note 6 - Tax Status

The Plan's design and current operations are consistent with all IRS requirements for tax exemption. This was confirmed by the IRS through the issuance to Cigna of a favorable determination letter dated March 27, 2018. The Plan has been amended since receiving the determination letter; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Additionally, as a result of the Plan merger with Express Scripts, Inc. 401(k) Plan, the Plan did file an application for a new determination letter on December 29, 2020. The determination letter application is currently pending with the IRS. The Plan may be subject to IRS audit but there is no such audit currently in progress, nor has there been one in the recent past. However, the federal tax years that remain open and subject to an audit based on IRS general procedures are 2017 to 2019. Tax years 2015 and 2016 are under review due to amended return filings and the claim of right doctrine.

Accounting principles generally accepted in the United States of America require the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. As of December 31, 2020 and 2019, there were no uncertain positions taken that had an effect on the Plan financial statements or that required disclosure.

16

CIGNA 401(k) PLAN NOTES TO THE FINANCIAL STATEMENTS

Note 7 - Related Party Transactions and Party in Interest Transactions

The Plan invests in Cigna common stock. During the year ended December 31, 2020, the Plan purchased shares of Cigna common stock for $53,172,566 (291,342 shares) and sold shares of Cigna common stock for $132,250,871 (679,091 shares). The Cigna Stock Fund experienced net appreciation of $14,454,371 for the year ended December 31, 2020.

The Plan also invests in pooled separate accounts and fully benefit-responsive investment contracts, which are administered by PRIAC, the Plan’s third party administrator and record-keeper. Activity reported by PRIAC for these investments qualify as party in interest transactions. Fees incurred by the Plan for administrative services are included in Plan expenses and totaled $2.7 million in 2020. These have been paid directly to PRIAC.

eviCore became a wholly-owned subsidiary of Cigna on December 20, 2018 and sponsored a separate 401(k) plan for their eligible employees until that plan was merged into the Plan on December 31,2020. See Note 3 – Plan Mergers for additional details.

Note 8 – Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks, including credit risk on fully benefit-responsive investment contracts. Credit risk exists for these contracts because there are no reserves by the insurance company against the contract value disclosed, other than the underlying assets of the synthetic investment contracts, which the Plan owns. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Note 9 – Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2020.

	As of December 31,
(In thousands)	2020	2019
Net Assets available for benefits per the Statements of Net Assets Available for Benefits	$11,411,705	$9,926,207

Difference between contract value and current value on fully benefit-responsive contracts (a)	175,964	(3,949)
Net Assets available for benefits per the Form 5500	$11,587,669	$9,922,258
(a)	Fully benefit-responsive contracts are required to be carried at contract value in the Statements of Net Assets Available for Benefits.

Note 10 – Subsequent Events

No subsequent events were identified through June 24, 2021, the date these financial statements were issued.

17

SUPPLEMENTAL SCHEDULE

18

CIGNA 401(k) PLAN

FORM 5500 SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)

As of December 31, 2020
(In thousands)

	Identity of issue, borrower, lessor or similar party	Description of investment including maturity date, rate of interest, collateral, par or maturity value				Current Value
*Cigna	CIGNA COMMON STOCK	Common Stock				$827,258

*PRIAC	DRYDEN S&P 500 INDEX	Pooled Separate Account				$2,236,103

*PRIAC	LARGE CAP BLEND FUND	Pooled Separate Account				$670,614

*PRIAC	MID CAP BLEND FUND	Pooled Separate Account				$429,901

*PRIAC	SMALL CAP BLEND FUND	Pooled Separate Account				$378,918

*PRIAC	INTERNATIONAL STOCK FUND	Pooled Separate Account				$183,013

*PRIAC	BLACKROCK EQUITY MARKET INDEX FUND	Separate Account				$1,141,838

*PRIAC	ALL WORLD EX-US STOCK INDEX FUND	Separate Account				$1,292,345

*PRIAC	US TOTAL STOCK MARKET INDEX FUND	Separate Account				$142,802

*PRIAC	PRUDENTIAL INVESTMENT MANAGEMENT, INC. HIGH YIELD BOND FUND	Pooled Separate Account				$241,446

*PRIAC	GUARANTEED LONG TERM FUND (CONTRACT INTEREST RATE: 3.20%)	General Account Contract				$644,420

VRIAC	CIGNA STABLE VALUE FUND (CONTRACT INTEREST RATE: 1/1-6/30 2.97%, 7/1-12/31 2.49%)	Synthetic Contract				$1,543,384

*PICA	PRUDENTIAL STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.91%):	Synthetic Contract
	COMMERCIAL MORTGAGE SEPARATE ACCOUNT	Separate Account				$89,801
	PRIVEST SEPARATE ACCOUNT	Separate Account				$93,682
	AMERICREDIT AUTOMOBILE RECEI	Asset Backed	3.13%	DUE	02/18/2025	$207
	AMERICREDIT AUTOMOBILE RECEI	Asset Backed	3.36%	DUE	02/18/2025	$316

19

AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	2.74%	DUE	04/18/2025	$521
AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	2.32%	DUE	07/18/2025	$932
AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	1.06%	DUE	08/18/2026	$402
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	3.70%	DUE	09/20/2024	$527
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	4.00%	DUE	03/20/2025	$433
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	3.35%	DUE	09/22/2025	$854
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	2.36%	DUE	03/20/2026	$1,147
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	2.33%	DUE	08/20/2026	$722
CITIBANK CREDIT CARD ISSUANCE	Asset Backed	3.96%	DUE	10/15/2030	$2,053
COMMONBOND STUDENT LOAN T	Asset Backed	3.21%	DUE	02/25/2044	$224
DISCOVER CARD MASTER TRUST	Asset Backed	2.53%	DUE	10/15/2026	$321
DRIVE AUTO RECEIVABLES TRUST	Asset Backed	2.65%	DUE	02/15/2024	$404
FORD CREDIT AUTO OWNER TRUST	Asset Backed	1.03%	DUE	10/15/2022	$967
FORD CREDIT FLOORPLAN MASTER	Asset Backed	2.48%	DUE	09/15/2024	$415
FORD CREDIT FLOORPLAN MASTER	Asset Backed	3.06%	DUE	04/15/2026	$433
FORD CREDIT AUTO LEASE TRUST	Asset Backed	0.42%	DUE	12/15/2022	$7,708
FORD CREDIT AUTO OWNER TRUST F	Asset Backed	3.19%	DUE	07/15/2031	$330
FORD CREDIT AUTO OWNER TRUST F	Asset Backed	3.19%	DUE	07/15/2031	$440
GM FINANCIAL CONSUMER AUTOMO	Asset Backed	1.50%	DUE	03/16/2023	$1,048
GM FINANCIAL SECURITIZED TERM	Asset Backed	3.62%	DUE	06/17/2024	$105
DRB PRIME STUDENT LOAN TRUST	Asset Backed	2.81%	DUE	11/25/2042	$127
LAUREL ROAD PRIME STUDENT LOA	Asset Backed	3.54%	DUE	05/26/2043	$297
MMAF EQUIPMENT FINANCE LLC	Asset Backed	2.41%	DUE	08/16/2024	$140
MMAF EQUIPMENT FINANCE LLC	Asset Backed	2.72%	DUE	06/15/2040	$515
MMAF EQUIPMENT FINANCE LLC	Asset Backed	2.29%	DUE	11/12/2041	$743
MMAF EQUIPMENT FINANCE LLC	Asset Backed	3.20%	DUE	09/12/2022	$1,356
NAVIENT STUDENT LOAN TRUST	Asset Backed	4.00%	DUE	12/15/2059	$483
NAVIENT STUDENT LOAN TRUST	Asset Backed	3.19%	DUE	02/18/2042	$594
NAVIENT STUDENT LOAN TRUST	Asset Backed	3.13%	DUE	02/15/2068	$618

20

NISSAN AUTO RECEIVABLES OWNER	Asset Backed	0.47%	DUE	10/17/2022	$2,280
NORTH CAROLINA STATE EDUCATION	Asset Backed	1.01%	DUE	07/25/2036	$499
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.63%	DUE	09/14/2027	$1,647
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	0.98%	DUE	09/14/2032	$94
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	0.98%	DUE	09/14/2032	$19
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.43%	DUE	12/16/2024	$601
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.43%	DUE	12/16/2024	$591
SANTANDER DRIVE AUTO RECEIVABL	Asset Backed	2.49%	DUE	10/15/2025	$510
SANTANDER DRIVE AUTO RECEIVAB	Asset Backed	1.01%	DUE	01/15/2026	$603
SOCIAL PROFESSIONAL LOAN PROG	Asset Backed	3.60%	DUE	02/25/2048	$2,219
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.84%	DUE	01/25/2041	$655
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.37%	DUE	11/16/2048	$697
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.54%	DUE	05/15/2046	$930
SPRINGFIELD FUNDING TRUST	Asset Backed	2.68%	DUE	07/15/2030	$122
TOWD POINT MORTGAGE TRUST	Asset Backed	1.15%	DUE	12/25/2048	$215
WORLD OMNI SELECT AUTO TRUST	Asset Backed	3.68%	DUE	07/15/2023	$535
WORLD OMNI SELECT AUTO TRUST	Asset Backed	3.86%	DUE	01/15/2025	$756
BBCCRE TRUST	CMO	3.97%	DUE	08/10/2033	$1,088
BARCLAYS COMMERCIAL MORTGAGE S	CMO	2.94%	DUE	08/14/2036	$867
BANK 2017 BNK6 ASB	CMO	3.29%	DUE	07/15/2060	$153
BANK 2020 BN25 A3	CMO	2.39%	DUE	01/15/2063	$5,292
BANK 2020 BN26 A3	CMO	2.15%	DUE	03/15/2063	$2,815
BANK 2017 BNK9 A2	CMO	2.77%	DUE	11/15/2054	$722
BANK 2017 BNK7 A3	CMO	3.09%	DUE	09/15/2060	$1,279
BANK 2017 BNK7 A3	CMO	3.09%	DUE	09/15/2060	$586
BENCHMARK MORTGAGE TRUST	CMO	2.67%	DUE	12/15/2072	$2,153
BENCHMARK MORTGAGE TRUST	CMO	3.75%	DUE	04/10/2051	$1,476
BENCHMARK MORTGAGE TRUST	CMO	2.48%	DUE	12/15/2057	$5,352
BENCHMARK MORTGAGE TRUST	CMO	2.04%	DUE	03/15/2053	$941
BENCHMARK MORTGAGE TRUST	CMO	1.68%	DUE	01/15/2054	$4,861
CD COMMERCIAL MORTGAGE TRUST	CMO	3.49%	DUE	08/15/2051	$1,271
CD COMMERCIAL MORTGAGE TRUST	CMO	2.46%	DUE	08/10/2049	$1,267
CFK TRUST	CMO	2.39%	DUE	03/15/2039	$5,731
CANTOR COMMERCIAL REAL ESTATE	CMO	3.66%	DUE	05/15/2052	$485
CFCRE COMMERCIAL MORTGAGE TRUS	CMO	3.59%	DUE	12/10/2054	$669
COMM MORTGAGE TRUST	CMO	4.05%	DUE	10/10/2046	$271
COMM MORTGAGE TRUST	CMO	4.05%	DUE	10/10/2046	$487
COMM MORTGAGE TRUST	CMO	3.69%	DUE	03/10/2047	$1,617

21

COMMERICAL MORTGAGE TRUST	CMO	3.43%	DUE	08/10/2048	$2,667
COMMERICAL MORTGAGE TRUST	CMO	2.83%	DUE	10/10/2049	$1,177
CSAIL COMMERCIAL MORTGAGE	CMO	4.16%	DUE	08/15/2051	$1,969
CSAIL COMMERCIAL MORTGAGE	CMO	2.72%	DUE	12/15/2052	$2,182
COMM MORTGAGE TRUST	CMO	3.35%	DUE	02/10/2048	$1,315
COMM MORTGAGE TRUST	CMO	3.35%	DUE	02/10/2048	$3,039
CSMC 18 RPL9	CMO	3.85%	DUE	09/25/2057	$945
COMM MORTGAGE TRUST	CMO	2.69%	DUE	08/15/2057	$2,323
CITIGROUP COMMERCIAL MORTGAGE	CMO	2.58%	DUE	08/10/2049	$1,273
CITIGROUP COMMERCIAL MORTGAGE	CMO	2.58%	DUE	08/10/2049	$1,273
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.46%	DUE	12/10/2049	$679
CGCMT	CMO	3.11%	DUE	09/15/2050	$1,262
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.96%	DUE	03/10/2051	$1,368
CITIGROUP COMMERCIAL MORTGAG	CMO	2.48%	DUE	01/15/2053	$1,294
CBSLT 17 BGS	CMO	2.68%	DUE	09/25/2042	$248
DEUTSCHE BANK COMMERCIAL MO	CMO	1.64%	DUE	09/15/2053	$5,067
DEUTSCHE BANK COMMERCIAL MTG	CMO	2.63%	DUE	09/10/2049	$1,993
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.52%	DUE	09/10/2058	$1,593
FNMA	CMO	2.48%	DUE	03/25/2026	$291
FNMA	CMO	2.25%	DUE	07/25/2026	$668
FNMA ACES	CMO	2.36%	DUE	09/25/2026	$425
FNMA ACES	CMO	2.36%	DUE	09/25/2026	$468
FNMA	CMO	2.96%	DUE	02/25/2027	$3,231
FNMA ACES	CMO	2.74%	DUE	04/25/2029	$2,329
FNMA ACES	CMO	2.80%	DUE	01/25/2028	$943
FNMA ACES	CMO	2.90%	DUE	01/25/2028	$1,514
FNMA ACES	CMO	2.90%	DUE	01/25/2028	$5,607
FNMA ACES	CMO	2.94%	DUE	11/25/2027	$504
FNMA	CMO	3.32%	DUE	09/25/2027	$1,109
FNMA	CMO	3.37%	DUE	07/25/2028	$260
FNMA	CMO	3.70%	DUE	03/25/2030	$1,252
FNMA ACES	CMO	3.01%	DUE	06/25/2028	$3,073
FNMA	CMO	2.14%	DUE	09/25/2029	$2,232
FNMA	CMO	1.78%	DUE	02/25/2028	$5,491
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.60%	DUE	01/25/2028	$2,931
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.25%	DUE	09/25/2027	$2,679
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.25%	DUE	09/25/2027	$57
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.29%	DUE	11/25/2027	$2,710
FHLMC	CMO	3.50%	DUE	12/25/2027	$2,036
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.21%	DUE	04/25/2028	$1,345
FHLMC	CMO	3.75%	DUE	11/25/2032	$969
FHLMC	CMO	3.85%	DUE	05/25/2028	$214
FHLMC	CMO	3.92%	DUE	06/25/2028	$685

22

FHLMC MULTIFAMILY STRUCTURED P	CMO	3.93%	DUE	06/25/2028	$1,343
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.99%	DUE	07/25/2028	$2,576
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.99%	DUE	05/25/2033	$3,198
FHLMC MULTIFAMILY STRUCTURED	CMO	3.90%	DUE	08/25/2028	$2,876
FHLMC MULTIFAMILY STRUCTURED	CMO	3.92%	DUE	09/25/2028	$1,560
FHLMC MULTIFAMILY STRUCTURED	CMO	3.88%	DUE	10/25/2028	$2,609
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.49%	DUE	02/25/2052	$1,704
FHLMC MULTIFAMILY STRUCTURED P	CMO	1.96%	DUE	01/25/2030	$4,575
FREDDIE MAC SCRT	CMO	3.50%	DUE	08/25/2058	$1,392
GS MORTGAGE SECURITIES TRUST	CMO	3.52%	DUE	06/10/2047	$1,073
GS MORTGAGE SECURITIES TRUST	CMO	3.20%	DUE	08/10/2050	$1,096
GS MORTGAGE SECURITIES TRUST	CMO	2.64%	DUE	02/13/2053	$3,502
GS MORTGAGE SECURITIES TRUST	CMO	1.56%	DUE	12/10/2053	$3,285
JP MORGAN CHASE COMMERCIAL MTG	CMO	2.63%	DUE	08/15/2049	$1,489
JPMBB COMMERCIAL MORTGAGE SEC	CMO	3.23%	DUE	01/15/2048	$1,786
JPMBB COMMERCIAL MORTGAGE SEC	CMO	3.55%	DUE	07/15/2048	$1,259
LADDER CAPITAL COMMERCIAL MOR	CMO	3.36%	DUE	07/12/2050	$4,710
MILL CITY MORTGAGE TRUST	CMO	2.75%	DUE	01/25/2061	$316
MORGAN STANLEY BAML TRUST	CMO	3.46%	DUE	12/15/2049	$678
MORGAN STANLEY BAML TRUST	CMO	3.08%	DUE	03/15/2048	$648
MORGAN STANLEY BAML TRUST	CMO	3.08%	DUE	03/15/2048	$466
MORGAN STANLEY BAML TRUST	CMO	2.73%	DUE	11/15/2049	$620
MORGAN STANLEY CAPITAL I TRUST	CMO	2.53%	DUE	08/15/2049	$637
MORGAN STANLEY CAPITAL I TRUST	CMO	2.45%	DUE	02/15/2030	$3,221
NEW RESIDENTIAL MORTGAGE LOA	CMO	0.90%	DUE	01/25/2048	$380
ONE NEW YORK PLAZA TRUST 202	CMO	1.11%	DUE	01/15/2026	$1,501
TOWD POINT MORTGAGE TRUST	CMO	0.75%	DUE	02/25/2057	$353
TOWD POINT MORTGAGE TRUST	CMO	3.00%	DUE	01/28/2058	$449
UBS COMMERCIAL MORTGAGE TRUST	CMO	3.90%	DUE	02/15/2051	$1,357
UBS COMMERCIAL MORTGAGE TRUST	CMO	4.31%	DUE	06/15/2051	$2,805
UBS COMMERCIAL MORTGAGE TRUST	CMO	3.87%	DUE	07/15/2051	$1,325
WF RBS COMMERCIAL MORTGAGE T	CMO	2.88%	DUE	03/15/2048	$1,529
WELLS FARGO COMMERCIAL MORTGAG	CMO	3.19%	DUE	02/15/2048	$2,016
WELLS FARGO COMMERCIAL MTG	CMO	2.67%	DUE	07/15/2048	$1,385
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.40%	DUE	08/15/2049	$1,262
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.40%	DUE	08/15/2049	$131
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.68%	DUE	10/15/2049	$1,299
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.81%	DUE	11/15/2059	$634
WELLS FARGO COMMERCIAL MORTGAG	CMO	3.52%	DUE	12/15/2049	$672
WELLS FARGO COMMERCIAL MTG	CMO	3.39%	DUE	11/15/2050	$1,320
WELLS FARGO COMMERCIAL MORTGAG	CMO	3.89%	DUE	08/15/2051	$1,914
WELLS FARGO COMMERCIAL MTG	CMO	2.46%	DUE	02/15/2053	$5,657
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	$1,027

23

COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	$1,519
AEP TEXAS INC	Corporate	3.95%	DUE	06/01/2028	$672
AEP TRANSMISSION CO LLC	Corporate	3.10%	DUE	12/01/2026	$62
AT&T INC	Corporate	4.35%	DUE	03/01/2029	$2,684
AT&T INC	Corporate	4.35%	DUE	03/01/2029	$1,372
AT&T INC	Corporate	2.30%	DUE	06/01/2027	$650
AT&T INC	Corporate	2.55%	DUE	12/01/2033	$140
ABBOTT LABORATORIES	Corporate	1.15%	DUE	01/30/2028	$1,090
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$613
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$223
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$491
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$1,115
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$2,281
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$698
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$1,408
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$470
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$627
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$523
ALIMENTATION COUCHE TARD	Corporate	3.55%	DUE	07/26/2027	$529
ALLIANT ENERGY FINANCE	Corporate	3.75%	DUE	06/15/2023	$643
AMEREN ILLINOIS	Corporate	3.80%	DUE	05/15/2028	$736
AMERICAN EXPRESS CO	Corporate	3.40%	DUE	02/27/2023	$1,000
AMERICAN EXPRESS CO	Corporate	3.38%	DUE	05/17/2021	$15
AMERICAN EXPRESS CO	Corporate	3.38%	DUE	05/17/2021	$923
AMERICAN INTERNATIONAL GROUP	Corporate	4.12%	DUE	02/15/2024	$996
AMERIPRISE FINANCIAL INC	Corporate	3.00%	DUE	04/02/2025	$616
ANALOG DEVICES INC	Corporate	2.95%	DUE	04/01/2025	$786
ARCH CAPITAL FINANCE LLC	Corporate	4.01%	DUE	12/15/2026	$58
ARCH CAPITAL FINANCE LLC	Corporate	4.01%	DUE	12/15/2026	$1,161
AVANGRID INC	Corporate	3.20%	DUE	04/15/2025	$921
BAE SYSTEMS PLC	Corporate	3.40%	DUE	04/15/2030	$226
BB&T CORPORATION	Corporate	3.20%	DUE	09/03/2021	$804
BMW US CAPITAL LLC	Corporate	2.25%	DUE	09/15/2023	$569
BMW US CAPITAL LLC	Corporate	3.80%	DUE	04/06/2023	$1,460
BNP PARIBAS	Corporate	4.38%	DUE	09/28/2025	$228
BPCE SA	Corporate	2.38%	DUE	01/14/2025	$1,796
BANCO SANTANDER SA	Corporate	3.85%	DUE	04/12/2023	$215
BANK OF AMERICA CORP	Corporate	4.12%	DUE	01/22/2024	$1,303
BANK OF AMERICA CORP	Corporate	4.00%	DUE	01/22/2025	$405
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$641
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$729
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$2,040
BANK OF AMERICA CORP	Corporate	2.62%	DUE	04/19/2021	$1,384

24

BANK OF AMERICA CORP	Corporate	3.82%	DUE	01/20/2028	$1,033
BANK OF AMERICA CORP	Corporate	3.82%	DUE	01/20/2028	$1,378
BANK OF AMERICA CORP	Corporate	3.59%	DUE	07/21/2028	$80
BANK OF AMERICA CORP	Corporate	3.50%	DUE	05/17/2022	$410
BANK OF AMERICA CORP	Corporate	3.19%	DUE	07/23/2030	$716
BANK OF AMERICA CORP	Corporate	1.32%	DUE	06/19/2026	$290
BANK OF MONTREAL	Corporate	3.30%	DUE	02/05/2024	$353
BANK OF NY MELLON CORP	Corporate	2.20%	DUE	08/16/2023	$675
BANK OF NY MELLON CORP	Corporate	2.95%	DUE	01/29/2023	$216
BANQUE FED CRED MUTUEL	Corporate	3.75%	DUE	07/20/2023	$994
BARCLAYS PLC	Corporate	3.65%	DUE	03/16/2025	$469
BARCLAYS PLC	Corporate	3.65%	DUE	03/16/2025	$315
BARCLAYS PLC	Corporate	3.68%	DUE	01/10/2023	$340
BAYER US FINANCE II LLC	Corporate	3.50%	DUE	06/25/2021	$202
BAYER US FINANCE II LLC	Corporate	3.50%	DUE	06/25/2021	$440
BAYER US FINANCE II LLC	Corporate	0.88%	DUE	06/25/2021	$295
BAYER US FINANCE II LLC	Corporate	2.20%	DUE	07/15/2022	$634
BNP PARIBAS	Corporate	2.95%	DUE	05/23/2022	$207
BNP PARIBAS	Corporate	4.40%	DUE	08/14/2028	$308
BNP PARIBAS	Corporate	3.05%	DUE	01/13/2031	$1,146
BNP PARIBAS	Corporate	3.05%	DUE	01/13/2031	$1,200
BOEING CO	Corporate	3.20%	DUE	03/01/2029	$442
BOEING CO	Corporate	5.15%	DUE	05/01/2030	$799
BOEING CO	Corporate	3.62%	DUE	02/01/2031	$822
BORGWARNER INC	Corporate	5.00%	DUE	10/01/2025	$1,529
BRISTOL MYERS SQUIBB CO	Corporate	3.40%	DUE	07/26/2029	$936
BRISTOL MYERS SQUIBB CO	Corporate	2.25%	DUE	08/15/2021	$972
BRISTOL MYERS SQUIBB CO	Corporate	3.45%	DUE	11/15/2027	$979
BRIXMOR OPERATING PARTNERSHIP	Corporate	3.65%	DUE	06/15/2024	$1,301
BRIXMOR OPERATING PARTNERSHIP	Corporate	4.05%	DUE	07/01/2030	$322
BROADCOM INC	Corporate	4.11%	DUE	09/15/2028	$674
BROADCOM INC	Corporate	3.46%	DUE	09/15/2026	$215
BROADCOM INC	Corporate	3.46%	DUE	09/15/2026	$1,098
BROADCOM INC	Corporate	4.70%	DUE	04/15/2025	$1,279
BURLINGTON NORTH SANTA FE	Corporate	7.00%	DUE	12/15/2025	$1,294
CBOE GLOBAL MARKETS INC	Corporate	1.62%	DUE	12/15/2030	$1,354
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$885
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$520
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$802
CVS CAREMARK CORP	Corporate	5.00%	DUE	12/01/2024	$861
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$646
CANADIAN NATURAL RESOURCES LTD	Corporate	2.95%	DUE	01/15/2023	$931
CATERPILLAR INC	Corporate	2.60%	DUE	04/09/2030	$341

25

CATERPILLAR FINANCIAL SERVICE	Corporate	1.70%	DUE	08/09/2021	$444
CENTERPOINT ENERGY HOUSTON	Corporate	2.40%	DUE	09/01/2026	$183
CENTERPOINT ENERGY HOUSTON	Corporate	3.00%	DUE	02/01/2027	$1,027
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$580
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$197
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$464
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$522
CHARTER COMM OPT LLC CAP	Corporate	2.80%	DUE	04/01/2031	$1,640
CHARTER COMM OPT LLC CAP	Corporate	2.30%	DUE	02/01/2032	$1,114
CITIGROUP INC	Corporate	3.88%	DUE	03/26/2025	$392
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$413
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$797
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$2,067
CITIGROUP INC	Corporate	3.70%	DUE	01/12/2026	$3,412
CITIGROUP INC	Corporate	2.70%	DUE	03/30/2021	$1,202
COLORADO INTERSTATE GAS CO LLC	Corporate	4.15%	DUE	08/15/2026	$193
COMCAST CORP	Corporate	3.10%	DUE	04/01/2025	$1,155
COMMONWEALTH EDISON CO	Corporate	2.95%	DUE	08/15/2027	$434
COMMONWEALTH EDISON CO	Corporate	3.70%	DUE	08/15/2028	$804
CONCHO RESOURCES INC	Corporate	3.75%	DUE	10/01/2027	$212
CONCHO RESOURCES INC	Corporate	3.75%	DUE	10/01/2027	$801
CONCHO RESOURCES INC	Corporate	4.30%	DUE	08/15/2028	$166
COX COMMUNICATIONS INC	Corporate	3.50%	DUE	08/15/2027	$2,827
CREDIT SUISSE GROUP-SPON ADR	Corporate	3.00%	DUE	12/14/2023	$1,024
CROWN CASTLE INTL CORP	Corporate	1.35%	DUE	07/15/2025	$1,169
CYRUSONE LP CYRUSONE FIN	Corporate	2.90%	DUE	11/15/2024	$620
DTE ENERGY COMPANY	Corporate	3.70%	DUE	08/01/2023	$1,026
DAIMLER FINANCE NA LLC	Corporate	3.35%	DUE	05/04/2021	$363
DANSKE BANK A S	Corporate	1.23%	DUE	06/22/2024	$2,840
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$350
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$602
DELTA AIR LINES 2020 AA	Corporate	3.40%	DUE	04/19/2021	$558
DEUTSCHE BANK NY	Corporate	2.13%	DUE	11/24/2026	$215
DEUTSCHE BANK NY	Corporate	4.25%	DUE	02/04/2021	$175
DEUTSCHE BANK NY	Corporate	4.25%	DUE	02/04/2021	$1,504
DIAMONDBACK ENERGY INC	Corporate	2.88%	DUE	12/01/2024	$840
DIAMONDBACK ENERGY INC	Corporate	3.25%	DUE	12/01/2026	$534
DIGITAL REALTY TRUST LP	Corporate	3.70%	DUE	08/15/2027	$916
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$364
DOLLAR TREE INC	Corporate	4.00%	DUE	05/15/2025	$1,168
DOMINION ENERGY INC	Corporate	2.85%	DUE	08/15/2026	$50
DOMINION ENERGY INC	Corporate	3.60%	DUE	03/15/2027	$3,308
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$147

26

DUKE ENERGY CORP	Corporate	3.15%	DUE	08/15/2027	$1,158
DUKE ENERGY PROGRESS INC	Corporate	3.70%	DUE	09/01/2028	$537
DUKE ENERGY FLORIDA LLC	Corporate	3.80%	DUE	07/15/2028	$646
DUKE ENERGY FLORIDA LLC	Corporate	3.80%	DUE	07/15/2028	$1,175
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$583
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$278
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$361
ELECTRONIC ARTS	Corporate	3.70%	DUE	03/01/2021	$200
EMERSON ELECTRIC CO	Corporate	0.88%	DUE	10/15/2026	$1,294
EMERA US FINANCE LP	Corporate	2.70%	DUE	06/15/2021	$333
EMERA US FINANCE LP	Corporate	3.55%	DUE	06/15/2026	$561
ENERGY TRANSFER PARTNERS	Corporate	4.05%	DUE	03/15/2025	$862
ENERGY TRANSFER PARTNERS	Corporate	4.75%	DUE	01/15/2026	$1,132
ENEL FINANCE INTERNATIONAL NV	Corporate	3.62%	DUE	05/25/2027	$199
ENEL FINANCE INTERNATIONAL NV	Corporate	3.50%	DUE	04/06/2028	$330
ENEL FINANCE INTERNATIONAL NV	Corporate	4.88%	DUE	06/14/2029	$394
ENERGY TRANSFER PARTNERS	Corporate	4.95%	DUE	06/15/2028	$178
ENERGY TRANSFER OPERATNG	Corporate	2.90%	DUE	05/15/2025	$1,021
ENLINK MIDSTREAM PARTNER	Corporate	4.40%	DUE	04/01/2024	$99
ENTERGY CORP	Corporate	2.95%	DUE	09/01/2026	$474
ENTERPRISE PRODUCTS OPER	Corporate	2.80%	DUE	01/31/2030	$2,735
EQUIFAX INC	Corporate	3.95%	DUE	06/15/2023	$324
ESSENTIAL UTLITIES INC	Corporate	2.70%	DUE	04/15/2030	$754
EXXON MOBIL CORPORATION	Corporate	2.61%	DUE	10/15/2030	$2,277
FMC CORP	Corporate	3.45%	DUE	10/01/2029	$741
FIFTH THIRD BANK	Corporate	3.95%	DUE	07/28/2025	$926
FLORIDA GAS TRANSMISSION	Corporate	2.55%	DUE	07/01/2030	$506
FORD MOTOR CREDIT CO LLC	Corporate	3.20%	DUE	01/15/2021	$714
FORD MOTOR CREDIT CO LLC	Corporate	2.98%	DUE	08/03/2022	$610
FORD MOTOR CREDIT CO LLC	Corporate	3.81%	DUE	10/12/2021	$577
FORD MOTOR CREDIT CO LLC	Corporate	3.81%	DUE	10/12/2021	$810
FORTIS INC	Corporate	3.06%	DUE	10/04/2026	$444
FOX CORP	Corporate	3.05%	DUE	04/07/2025	$1,866
GENERAL MOTORS CO	Corporate	6.80%	DUE	10/01/2027	$360
GENERAL MOTORS FINL CO	Corporate	5.25%	DUE	03/01/2026	$435
GENERAL MOTORS FINL CO	Corporate	4.35%	DUE	01/17/2027	$1,173
GENERAL MOTORS FINL CO	Corporate	3.15%	DUE	06/30/2022	$517
GENERAL MOTORS FINL CO	Corporate	3.85%	DUE	01/05/2028	$344
GENPACT LUXEMBOURG SARL	Corporate	3.38%	DUE	12/01/2024	$2,395
GILEAD SCIENCES	Corporate	2.50%	DUE	09/01/2023	$132
GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	07/08/2024	$1,600
GOLDMAN SACHS GROUP INC	Corporate	4.25%	DUE	10/21/2025	$601
GOLDMAN SACHS GROUP INC	Corporate	4.25%	DUE	10/21/2025	$172

27

GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	01/26/2027	$11
GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	01/26/2027	$29
GOLDMAN SACHS GROUP INC	Corporate	3.69%	DUE	06/05/2028	$864
GOLDMAN SACHS GROUP INC	Corporate	3.80%	DUE	03/15/2030	$1,176
GOLDMAN SACHS GROUP INC	Corporate	3.75%	DUE	02/25/2026	$710
HSBC HOLDINGS PLC	Corporate	4.58%	DUE	06/19/2029	$237
HEALTH CARE SERVICE CORP	Corporate	1.50%	DUE	06/01/2025	$800
HEALTHPEAK PROPERTIES	Corporate	2.88%	DUE	01/15/2031	$409
HUNTINGTON NATIONAL BANK	Corporate	2.50%	DUE	08/07/2022	$723
HUNTINGTON NATIONAL BANK	Corporate	3.55%	DUE	10/06/2023	$341
HUSKY ENERGY INC	Corporate	4.00%	DUE	04/15/2024	$375
HUSKY ENERGY INC	Corporate	4.00%	DUE	04/15/2024	$1,180
IHS MARKIT LTD	Corporate	4.12%	DUE	08/01/2023	$272
IHS MARKIT LTD	Corporate	4.12%	DUE	08/01/2023	$174
INTUIT INC	Corporate	0.95%	DUE	07/15/2025	$577
IPALCO ENTERPRISES INC	Corporate	4.25%	DUE	05/01/2030	$145
JP MORGAN CHASE & CO	Corporate	3.88%	DUE	09/10/2024	$756
JP MORGAN CHASE & CO	Corporate	3.88%	DUE	09/10/2024	$392
JP MORGAN CHASE & CO	Corporate	3.90%	DUE	07/15/2025	$1,249
JP MORGAN CHASE & CO	Corporate	2.95%	DUE	10/01/2026	$805
JP MORGAN CHASE & CO	Corporate	2.95%	DUE	10/01/2026	$2,776
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$570
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$2,279
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$2,849
JEFFERIES GROUP INC	Corporate	6.45%	DUE	06/08/2027	$127
JOHNSON & JOHNSON	Corporate	1.30%	DUE	09/01/2030	$1,096
KENTUCKY UTILITIES CO	Corporate	3.30%	DUE	10/01/2025	$1,107
KEURIG DR PEPPER INC	Corporate	3.55%	DUE	05/25/2021	$218
KEYBANK NA CLEVELAND OH	Corporate	3.35%	DUE	06/15/2021	$760
KRAFT HEINZ FOODS CO	Corporate	3.75%	DUE	04/01/2030	$733
LYB INTERNATIONAL FINANCE BV	Corporate	4.00%	DUE	07/15/2023	$815
LEVEL 3 FINANCING INC	Corporate	3.40%	DUE	03/01/2027	$87
LEVEL 3 FINANCING INC	Corporate	3.40%	DUE	03/01/2027	$543
LEVEL 3 FINANCING INC	Corporate	3.40%	DUE	03/01/2027	$456
LEVEL 3 FINANCING INC	Corporate	3.40%	DUE	03/01/2027	$1,043
LIBERTY MUTUAL GROUP INC	Corporate	4.57%	DUE	02/01/2029	$2,445
LINCOLN NATIONAL CORP	Corporate	3.80%	DUE	03/01/2028	$722
LLOYDS BANKING GROUP PLC	Corporate	2.44%	DUE	02/05/2026	$846
LLOYDS BANKING GROUP PLC	Corporate	2.44%	DUE	02/05/2026	$655
LYONDELLBASELL INDUSTRIES NV	Corporate	5.75%	DUE	04/15/2024	$403
MPLX LP	Corporate	4.88%	DUE	12/01/2024	$1,090
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$64
MPLX LP	Corporate	4.00%	DUE	03/15/2028	$334

28

MPLX LP	Corporate	4.00%	DUE	03/15/2028	$363
MAGNA INTERNATIONAL INC	Corporate	4.15%	DUE	10/01/2025	$287
MARATHON PETROLEUM CORP	Corporate	3.80%	DUE	04/01/2028	$925
MCKESSON CORP	Corporate	3.95%	DUE	02/16/2028	$309
MET LIFE GLOBAL FUNDING I	Corporate	0.95%	DUE	07/02/2025	$2,582
MID-ATLANTIC INTERSTATE	Corporate	4.10%	DUE	05/15/2028	$281
MITSUBISHI UFJ FINANCIAL GROUP	Corporate	3.00%	DUE	02/22/2022	$556
MITSUBISHI UFJ FINANCIAL GROUP	Corporate	3.76%	DUE	07/26/2023	$1,323
MIZUHO FINANCIAL GROUP	Corporate	3.92%	DUE	09/11/2024	$1,792
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$588
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$294
MORGAN STANLEY	Corporate	3.77%	DUE	01/24/2029	$75
MORGAN STANLEY	Corporate	2.50%	DUE	04/21/2021	$1,862
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$671
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$1,003
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$2,867
MORGAN STANLEY	Corporate	3.95%	DUE	04/23/2027	$1,735
MOTOROLA SOLUTIONS INC	Corporate	4.00%	DUE	09/01/2024	$1,285
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$372
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$544
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$915
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$93
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$311
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$31
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$62
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$21
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$93
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$466
NATWEST MARKETS PLC	Corporate	3.62%	DUE	09/29/2022	$1,107
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$1,001
NIAGARA MOHAWK POWER	Corporate	1.96%	DUE	06/27/2030	$2,192
NISOURCE INC	Corporate	3.60%	DUE	05/01/2030	$197
NOBLE ENERGY INC	Corporate	3.90%	DUE	11/15/2024	$389
NOMURA HOLDINGS INC	Corporate	2.65%	DUE	01/16/2025	$1,067
NOVARTIS CAPITAL CORP	Corporate	2.20%	DUE	08/14/2030	$1,366
ONCOR ELECTRIC DELIVERY	Corporate	3.70%	DUE	11/15/2028	$1,113
ONEOK INC	Corporate	4.00%	DUE	07/13/2027	$72
ONEOK INC	Corporate	4.00%	DUE	07/13/2027	$446
ONEOK INC	Corporate	3.10%	DUE	03/15/2030	$1,593
ORACLE CORP	Corporate	2.65%	DUE	07/15/2026	$712
ORACLE CORP	Corporate	2.50%	DUE	04/01/2025	$1,193
OWENS CORNING INC	Corporate	3.40%	DUE	08/15/2026	$386
PNC BANK NA	Corporate	4.05%	DUE	07/26/2028	$923

29

PNC BANK NA	Corporate	4.05%	DUE	07/26/2028	$1,184
PACIFICORP	Corporate	2.70%	DUE	09/15/2030	$231
PENSKE TRUCK LEASING PTL	Corporate	4.12%	DUE	08/01/2023	$663
PETROLEOS MEXICANOS	Corporate	6.38%	DUE	02/04/2021	$552
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$316
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$211
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$316
PETROLEOS MEXICANOS	Corporate	6.49%	DUE	01/23/2027	$65
PHARMACIA CORP	Corporate	6.60%	DUE	12/01/2028	$1,736
PHILIP MORRIS INTL INC	Corporate	0.88%	DUE	05/01/2026	$922
PHILLIPS 66 PARTNERS LP	Corporate	3.85%	DUE	04/09/2025	$304
PHILLIPS 66 PARTNERS LP	Corporate	3.60%	DUE	02/15/2025	$813
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$1,782
RALPH LAUREN CORP	Corporate	1.70%	DUE	06/15/2022	$300
PRINCIPAL LFE GLB FND II	Corporate	1.25%	DUE	06/23/2025	$689
PROLOGIS LP	Corporate	2.12%	DUE	04/15/2027	$1,451
PROLOGIS LP	Corporate	2.12%	DUE	04/15/2027	$1,075
PROTECTIVE LIFE GLOBAL	Corporate	1.17%	DUE	07/15/2025	$2,950
PROVIDENCE ST JOSEPH HEALTH OB	Corporate	2.75%	DUE	10/01/2026	$235
PUBLIC SERVICE ELECTRIC & GAS	Corporate	2.25%	DUE	09/15/2026	$524
QUEST DIAGNOSTIC INC	Corporate	2.95%	DUE	06/30/2030	$976
REALTY INCOME CORP	Corporate	3.00%	DUE	01/15/2027	$995
REALTY INCOME CORP	Corporate	3.25%	DUE	01/15/2031	$795
ROPER TECHNOLOGIES INC	Corporate	4.20%	DUE	09/15/2028	$990
NATWEST GROUP PLC	Corporate	3.88%	DUE	09/12/2023	$217
NATWEST GROUP PLC	Corporate	4.52%	DUE	06/25/2024	$218
RYDER SYSTEM INC	Corporate	2.50%	DUE	09/01/2022	$392
SP POWERASSETS LTD	Corporate	3.00%	DUE	09/26/2027	$356
SCHLUMBERGER INV	Corporate	2.40%	DUE	08/01/2022	$605
CHARLES SCHWAB CORP	Corporate	1.65%	DUE	03/11/2031	$1,453
SHIRE ACQ INV IRELAND DA	Corporate	2.88%	DUE	09/23/2023	$1,351
SHIRE ACQ INV IRELAND DA	Corporate	3.20%	DUE	09/23/2026	$503
SHIRE ACQ INV IRELAND DA	Corporate	3.20%	DUE	09/23/2026	$1,398
SKANDINAVISKA ENSKILDA	Corporate	0.85%	DUE	09/02/2025	$2,178
SOCIETE GENERALE	Corporate	2.62%	DUE	01/22/2025	$2,560
SOUTHERN CAL EDISON	Corporate	2.40%	DUE	02/01/2022	$284
SOUTHERN CAL EDISON	Corporate	2.40%	DUE	02/01/2022	$733
SOUTHWEST AIRLINES CO	Corporate	2.62%	DUE	02/10/2030	$1,407
SOUTHWESTERN ELECTRIC POWER	Corporate	4.10%	DUE	09/15/2028	$1,058
SPECTRA ENERGY PARTNERS	Corporate	3.38%	DUE	10/15/2026	$106
SUNTRUST BANK	Corporate	2.70%	DUE	01/27/2022	$200
SVENSKA HANDELSBANKEN AB	Corporate	1.88%	DUE	09/07/2021	$420
SYSCO CORPORATION	Corporate	5.65%	DUE	04/01/2025	$584

30

TJX COS INC	Corporate	3.75%	DUE	04/15/2027	$2,552
T MOBILE USA INC	Corporate	3.50%	DUE	04/15/2025	$2,102
T MOBILE USA INC	Corporate	2.05%	DUE	02/15/2028	$1,327
TAKEDA PHARMACEUTICAL	Corporate	4.00%	DUE	11/26/2021	$427
TEXAS EASTERN TRANSMISSION LP	Corporate	3.50%	DUE	01/15/2028	$214
TEXTRON INC	Corporate	5.95%	DUE	09/21/2021	$205
TRIMBLE INCORPORATED	Corporate	4.15%	DUE	06/15/2023	$693
TYCO ELECTRONICS	Corporate	3.12%	DUE	08/15/2027	$410
TYSON FOODS INC	Corporate	2.25%	DUE	08/23/2021	$707
UBS GROUP FUNDING SWITZE	Corporate	2.86%	DUE	08/15/2023	$607
UNION PACIFIC CORP	Corporate	2.75%	DUE	03/01/2026	$361
UNITED HEALTH GROUP INC	Corporate	3.10%	DUE	03/15/2026	$1,065
UNUM GROUP	Corporate	4.00%	DUE	03/15/2024	$1,035
UPJOHN INC	Corporate	2.70%	DUE	06/22/2030	$1,432
VF CORP	Corporate	2.40%	DUE	04/23/2025	$1,603
VALERO ENERGY CORP	Corporate	2.85%	DUE	04/15/2025	$235
VENTAS REALTY LP	Corporate	4.40%	DUE	01/15/2029	$1,008
VEREIT OPERATING PARTNER	Corporate	2.20%	DUE	06/15/2028	$1,535
VERIZON COMMUNICATIONS	Corporate	2.65%	DUE	11/20/2040	$798
VISA INC	Corporate	1.90%	DUE	04/15/2027	$409
VISTRA OPERATIONS CO LLC	Corporate	3.55%	DUE	07/15/2024	$190
VISTRA OPERATIONS CO LLC	Corporate	3.55%	DUE	07/15/2024	$190
VISTRA OPERATIONS CO LLC	Corporate	3.70%	DUE	01/30/2027	$793
VISTRA OPERATIONS CO LLC	Corporate	3.70%	DUE	01/30/2027	$826
VOLKSWAGEN GROUP AMERICA	Corporate	4.00%	DUE	11/12/2021	$417
WASTE CONNECTIONS INC	Corporate	2.60%	DUE	02/01/2030	$1,343
WELLPOINT INC	Corporate	3.12%	DUE	05/15/2022	$379
WELLS FARGO & COMPANY	Corporate	2.16%	DUE	02/11/2026	$2,849
WELLS FARGO & COMPANY	Corporate	2.39%	DUE	06/02/2028	$2,661
WELLTOWER INC	Corporate	3.10%	DUE	01/15/2030	$1,311
WELLTOWER INC	Corporate	2.70%	DUE	02/15/2027	$396
WABTEC	Corporate	4.95%	DUE	09/15/2028	$355
WRKCO INC	Corporate	3.75%	DUE	03/15/2025	$635
WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$276
WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$165
WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$1,488
ZOETIS INC	Corporate	3.25%	DUE	08/20/2021	$1,685
SINGTEL GROUP TREASURY P	Corporate	4.50%	DUE	09/08/2021	$205
PSA INTERNATIONAL PTE LT	Corporate	3.88%	DUE	02/11/2021	$1,003
FNMA	Fed Agency	2.00%	DUE	05/01/2050	$38,821
FREDDIE MAC	Fed Agency	6.75%	DUE	09/15/2029	$142
FREDDIE MAC	Fed Agency	6.75%	DUE	09/15/2029	$149
FANNIE MAE	Fed Agency	6.25%	DUE	05/15/2029	$278

31

FANNIE MAE	Fed Agency	7.12%	DUE	01/15/2030	$1,528
FANNIE MAE	Fed Agency	0.88%	DUE	08/05/2030	$93
FANNIE MAE	Fed Agency	0.88%	DUE	08/05/2030	$34
CORP ANDINA DE FOMENTO	Foreign	2.12%	DUE	09/27/2021	$243
CORP ANDINA DE FOMENTO	Foreign	2.75%	DUE	01/06/2023	$93
CORP ANDINA DE FOMENTO	Foreign	2.75%	DUE	01/06/2023	$218
CORP ANDINA DE FOMENTO	Foreign	3.75%	DUE	11/23/2023	$540
CORP ANDINA DE FOMENTO	Foreign	3.75%	DUE	11/23/2023	$216
EMIRATE ABU DHABI GOVT INTL	Foreign	3.12%	DUE	10/11/2027	$874
HARVEST OPERATIONS CORP	Foreign	4.20%	DUE	06/01/2023	$217
HYDRO QUEBEC	Foreign	9.38%	DUE	04/15/2030	$1,501
JAPAN FINANCE ORG MUNICIPAL SE	Foreign	2.12%	DUE	10/25/2023	$209
JAPAN FINANCE ORG MUNICIPAL SE	Foreign	2.62%	DUE	04/20/2022	$206
JAPAN FINANCE ORG MUNICIPAL SE	Foreign	1.75%	DUE	09/05/2024	$209
KUWAIT INTERNATIONAL BOND SERI	Foreign	2.75%	DUE	03/20/2022	$206
ONTARIO TEACHERS FINANC	Foreign	2.12%	DUE	09/19/2022	$1,031
QATAR STATE OF	Foreign	4.50%	DUE	04/23/2028	$370
QATAR STATE OF	Foreign	4.50%	DUE	04/23/2028	$242
SAUDI INTERNATIONAL BOND	Foreign	2.38%	DUE	10/26/2021	$208
SAUDI INTERNATIONAL BOND	Foreign	4.00%	DUE	04/17/2025	$335
TOKYO METROPOLITAN GOVT SERIES	Foreign	2.50%	DUE	06/08/2022	$206
TOKYO METROPOLITAN GOVERNMENT	Foreign	2.00%	DUE	05/17/2021	$302
INDONESIA REPUBLIC OF	Foreign	3.75%	DUE	04/25/2022	$208
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(2)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(1)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(10)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(18)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(4)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(2)
5 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$(4)
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$23
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$2
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$20
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$2
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$1
2 YR US TR NOTES	Futures	0.00%	DUE	04/06/2021	$1
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(11)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(5)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$1
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(4)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(5)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(1)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(1)

32

10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(10)
10 YR US TR NOTES	Futures	0.00%	DUE	03/31/2021	$(13)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(2)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(2)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(3)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(9)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(9)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(7)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(8)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(8)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(1)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$(6)
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$2
20 YR US TR BONDS	Futures	0.00%	DUE	03/31/2021	$2
US ULTRA T-BOND	Futures	0.00%	DUE	03/31/2021	$9
US ULTRA T-BOND	Futures	0.00%	DUE	03/31/2021	$(1)
US ULTRA T-BOND	Futures	0.00%	DUE	03/31/2021	$11
US ULTRA T-BOND	Futures	0.00%	DUE	03/31/2021	$2
US ULTRA T-BOND	Futures	0.00%	DUE	03/31/2021	$2
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	03/31/2021	$(1)
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	03/31/2021	$3
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	03/31/2021	$26
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	03/31/2021	$57
FHLMC GOLD	Mortgage Backed	4.50%	DUE	06/01/2039	$122
FHLMC GOLD	Mortgage Backed	3.50%	DUE	08/01/2043	$1,715
FHLMC GOLD	Mortgage Backed	4.50%	DUE	09/01/2044	$185
FHLMC GOLD	Mortgage Backed	2.00%	DUE	01/01/2032	$273
FHLMC GOLD	Mortgage Backed	4.00%	DUE	04/01/2048	$211
FHLMC GOLD	Mortgage Backed	4.00%	DUE	10/01/2045	$697
FHLMC GOLD	Mortgage Backed	4.00%	DUE	08/01/2046	$541
FHLMC GOLD	Mortgage Backed	4.50%	DUE	12/01/2046	$563
FHLMC GOLD	Mortgage Backed	2.50%	DUE	01/01/2029	$540

33

FHLMC	Mortgage Backed	3.00%	DUE	01/01/2037	$415
FHLMC	Mortgage Backed	3.00%	DUE	12/01/2037	$137
FHLMC GOLD	Mortgage Backed	3.00%	DUE	02/01/2043	$915
FHLMC GOLD	Mortgage Backed	3.50%	DUE	02/01/2042	$757
FHLMC GOLD	Mortgage Backed	3.00%	DUE	12/01/2042	$708
FHLMC GOLD	Mortgage Backed	4.00%	DUE	12/01/2040	$442
FHLMC GOLD	Mortgage Backed	2.50%	DUE	07/01/2031	$149
FHLMC GOLD	Mortgage Backed	4.00%	DUE	04/01/2042	$169
FHLMC GOLD	Mortgage Backed	3.50%	DUE	10/01/2042	$388
FHLMC GOLD	Mortgage Backed	3.00%	DUE	06/01/2043	$224
FHLMC	Mortgage Backed	3.00%	DUE	09/01/2030	$531
FHLMC	Mortgage Backed	3.50%	DUE	11/01/2047	$1,000
FHLMC	Mortgage Backed	5.00%	DUE	02/01/2048	$286
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$581
FNMA	Mortgage Backed	3.50%	DUE	01/01/2041	$659
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$142
FNMA	Mortgage Backed	3.00%	DUE	08/01/2042	$723
FNMA	Mortgage Backed	4.50%	DUE	10/01/2041	$346
FNMA	Mortgage Backed	4.00%	DUE	01/01/2042	$799
FNMA	Mortgage Backed	3.50%	DUE	12/01/2041	$527
FNMA	Mortgage Backed	4.50%	DUE	08/01/2041	$254
FNMA	Mortgage Backed	4.00%	DUE	07/01/2042	$178
FNMA	Mortgage Backed	4.00%	DUE	07/01/2042	$594
FNMA	Mortgage Backed	3.00%	DUE	12/01/2042	$497
FNMA	Mortgage Backed	2.50%	DUE	01/01/2028	$214
FNMA	Mortgage Backed	4.50%	DUE	02/01/2046	$412
FNMA	Mortgage Backed	6.00%	DUE	07/01/2041	$389
FNMA	Mortgage Backed	3.00%	DUE	03/01/2043	$974
FNMA	Mortgage Backed	3.00%	DUE	03/01/2043	$373
FNMA	Mortgage Backed	3.00%	DUE	04/01/2030	$184
FNMA	Mortgage Backed	3.50%	DUE	06/01/2045	$1,416
FNMA	Mortgage Backed	4.00%	DUE	12/01/2045	$265
FNMA	Mortgage Backed	2.50%	DUE	09/01/2046	$312
FNMA	Mortgage Backed	2.50%	DUE	09/01/2046	$155
FNMA	Mortgage Backed	3.00%	DUE	11/01/2036	$235
FNMA	Mortgage Backed	3.50%	DUE	12/01/2046	$342
FNMA	Mortgage Backed	3.50%	DUE	12/01/2046	$250
FNMA	Mortgage Backed	3.00%	DUE	04/01/2043	$253
FNMA	Mortgage Backed	3.50%	DUE	06/01/2043	$693
FNMA	Mortgage Backed	4.50%	DUE	09/01/2043	$388
FNMA	Mortgage Backed	3.50%	DUE	10/01/2045	$614
FNMA	Mortgage Backed	6.00%	DUE	10/01/2036	$91
FNMA	Mortgage Backed	5.50%	DUE	01/01/2037	$112

34

FNMA	Mortgage Backed	3.00%	DUE	12/01/2031	$309
FNMA	Mortgage Backed	5.00%	DUE	09/01/2047	$246
FNMA	Mortgage Backed	3.50%	DUE	09/01/2032	$3,644
FNMA	Mortgage Backed	3.00%	DUE	07/01/2027	$332
FNMA	Mortgage Backed	4.50%	DUE	08/01/2040	$230
FNMA	Mortgage Backed	3.50%	DUE	01/01/2041	$1,303
FNMA	Mortgage Backed	3.50%	DUE	05/01/2042	$1,139
FNMA	Mortgage Backed	3.50%	DUE	03/01/2043	$603
FNMA	Mortgage Backed	4.50%	DUE	10/01/2039	$201
FNMA	Mortgage Backed	4.50%	DUE	11/01/2040	$124
FNMA	Mortgage Backed	2.50%	DUE	09/01/2027	$281
FNMA	Mortgage Backed	3.50%	DUE	01/01/2046	$238
FNMA	Mortgage Backed	3.50%	DUE	01/01/2046	$233
FNMA	Mortgage Backed	3.50%	DUE	08/01/2031	$257
FNMA	Mortgage Backed	4.00%	DUE	09/01/2046	$255
FNMA	Mortgage Backed	4.50%	DUE	08/01/2047	$539
FNMA	Mortgage Backed	4.00%	DUE	08/01/2047	$259
FNMA	Mortgage Backed	3.50%	DUE	08/01/2033	$199
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$81
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$97
FNMA	Mortgage Backed	4.50%	DUE	06/01/2040	$189
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$286
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$173
FNMA	Mortgage Backed	5.00%	DUE	02/01/2041	$125
FNMA	Mortgage Backed	4.00%	DUE	10/01/2040	$478
FNMA	Mortgage Backed	4.00%	DUE	11/01/2040	$298
GNMA	Mortgage Backed	3.00%	DUE	09/15/2042	$141
GNMA II	Mortgage Backed	3.00%	DUE	03/20/2043	$123
GNMA II	Mortgage Backed	3.50%	DUE	03/20/2043	$226
GNMA II	Mortgage Backed	3.00%	DUE	09/20/2042	$265
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2042	$552
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2042	$437
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2042	$595
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2042	$255
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2042	$288
GNMA II	Mortgage Backed	3.00%	DUE	09/20/2043	$185
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2043	$308
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2043	$369
GNMA II	Mortgage Backed	4.50%	DUE	10/20/2043	$99
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2043	$371
GNMA II	Mortgage Backed	4.50%	DUE	12/20/2043	$220
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2044	$112
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2044	$55

35

GNMA II	Mortgage Backed	3.50%	DUE	03/20/2045	$146
GNMA II	Mortgage Backed	4.50%	DUE	03/20/2045	$104
GNMA II	Mortgage Backed	4.00%	DUE	06/20/2044	$253
GNMA II	Mortgage Backed	3.00%	DUE	12/20/2044	$226
GNMA II	Mortgage Backed	5.00%	DUE	04/20/2045	$58
GNMA II	Mortgage Backed	3.50%	DUE	04/20/2045	$161
GNMA II	Mortgage Backed	3.00%	DUE	05/20/2045	$221
GNMA II	Mortgage Backed	4.50%	DUE	05/20/2045	$76
GNMA II	Mortgage Backed	4.00%	DUE	09/20/2045	$546
GNMA II	Mortgage Backed	3.50%	DUE	11/20/2045	$889
GNMA II	Mortgage Backed	4.00%	DUE	11/20/2045	$124
GNMA II	Mortgage Backed	4.00%	DUE	12/20/2045	$226
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2046	$234
GNMA II	Mortgage Backed	3.50%	DUE	05/20/2046	$376
GNMA II	Mortgage Backed	3.50%	DUE	07/20/2046	$628
GNMA II	Mortgage Backed	3.50%	DUE	07/20/2046	$424
GNMA II	Mortgage Backed	5.00%	DUE	07/20/2046	$282
GNMA II	Mortgage Backed	4.50%	DUE	09/20/2046	$102
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2046	$105
GNMA II	Mortgage Backed	4.50%	DUE	10/20/2046	$119
GNMA II	Mortgage Backed	4.00%	DUE	11/20/2046	$162
GNMA II	Mortgage Backed	4.50%	DUE	11/20/2046	$207
GNMA II	Mortgage Backed	2.50%	DUE	12/20/2046	$137
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2046	$142
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2046	$691
GNMA II	Mortgage Backed	4.00%	DUE	02/20/2047	$201
GNMA II	Mortgage Backed	4.00%	DUE	03/20/2047	$459
GNMA II	Mortgage Backed	4.00%	DUE	08/20/2048	$472
GNMA II	Mortgage Backed	4.50%	DUE	08/20/2047	$468
GNMA II	Mortgage Backed	5.00%	DUE	11/20/2047	$613
GNMA	Mortgage Backed	4.00%	DUE	10/20/2041	$333
GNMA	Mortgage Backed	4.50%	DUE	10/20/2041	$1,546
GNMA	Mortgage Backed	4.50%	DUE	04/15/2040	$110
GNMA	Mortgage Backed	4.00%	DUE	01/15/2041	$183
ALABAMA ECON SETTLEMENT AUTH B	Municipals	3.16%	DUE	09/15/2025	$42
STATE STREET STIF	Sweep Investment		DUE		$100
STATE STREET STIF	Sweep Investment		DUE		$229
STATE STREET STIF	Sweep Investment		DUE		$237
STATE STREET STIF	Sweep Investment		DUE		$165
STATE STREET STIF	Sweep Investment		DUE		$306
STATE STREET STIF	Sweep Investment		DUE		$189
STATE STREET STIF	Sweep Investment		DUE		$91
STATE STREET STIF	Sweep Investment		DUE		$40

36

STATE STREET STIF	Sweep Investment		DUE		$107
STATE STREET STIF	Sweep Investment		DUE		$61
STATE STREET STIF	Sweep Investment		DUE		$336
STATE STREET STIF	Sweep Investment		DUE		$214
STATE STREET STIF	Sweep Investment		DUE		$14
STATE STREET STIF	Sweep Investment		DUE		$28
STATE STREET STIF	Sweep Investment		DUE		$19
STATE STREET STIF	Sweep Investment		DUE		$201
STATE STREET STIF	Sweep Investment		DUE		$183
STATE STREET STIF	Sweep Investment		DUE		$111
STATE STREET STIF	Sweep Investment		DUE		$273
STATE STREET STIF	Sweep Investment		DUE		$220
STATE STREET STIF	Sweep Investment		DUE		$16
STATE STREET STIF	Sweep Investment		DUE		$273
STATE STREET STIF	Sweep Investment		DUE		$132
STATE STREET STIF	Sweep Investment		DUE		$59
STATE STREET STIF	Sweep Investment		DUE		$48
STATE STREET STIF	Sweep Investment		DUE		$197
STATE STREET STIF	Sweep Investment		DUE		$256
STATE STREET STIF	Sweep Investment		DUE		$260
STATE STREET STIF	Sweep Investment		DUE		$137
STATE STREET STIF	Sweep Investment		DUE		$88
STATE STREET STIF	Sweep Investment		DUE		$661
STATE STREET STIF	Sweep Investment		DUE		$17,836
STATE STREET STIF	Sweep Investment		DUE		$7,182
US TREASURY N B	US Govt Bonds	2.12%	DUE	09/30/2021	$7,175
US TREASURY N B	US Govt Bonds	2.25%	DUE	11/15/2024	$619
US TREASURY N B	US Govt Bonds	1.38%	DUE	01/31/2025	$345
TREASURY SEC	US Govt Bonds	1.38%	DUE	01/31/2022	$483
US TREASURY N B	US Govt Bonds	0.12%	DUE	09/30/2022	$16,136
TREASURY SEC	US Govt Bonds	0.38%	DUE	11/30/2025	$581
US TREASURY N B	US Govt Bonds	0.12%	DUE	12/15/2023	$100
US TREASURY N B	US Govt Bonds	0.12%	DUE	12/15/2023	$110
US TREASURY STRIP	US Govt Bonds	0.00%	DUE	11/15/2043	$234
OTHER ASSETS					$(34,723)
SUBTOTAL					$627,645
TOTAL PRUDENTIAL STABLE VALUE FUND					$811,128

MASSMUTUAL
MASSMUTUAL (CONTRACT INTEREST RATE 1/1-7/31 3.16%, 8/1-12/31 3.14%)	Synthetic Contract
APOLLO AVIATION SECURITIZATION	Asset Backed	6.41%	DUE	01/16/2040	$1,168
APOLLO AVIATION SECURITIZATION	Asset Backed	6.41%	DUE	01/16/2040	$11
AASET 2019 1 TRUST	Asset Backed	3.84%	DUE	05/15/2039	$620
ADAMS OUTDOOR ADVERTISING	Asset Backed	4.81%	DUE	11/15/2048	$505
AASET 2018 2 TRUST	Asset Backed	4.45%	DUE	11/18/2038	$367

37

BRAZOS TX HGR EDU AUTH	Asset Backed	1.50%	DUE	06/25/2042	$1,188
CAPITAL AUTOMOTIVE REIT	Asset Backed	3.25%	DUE	02/15/2050	$250
CAPITAL AUTOMOTIVE REIT	Asset Backed	3.81%	DUE	02/15/2050	$231
CASTLELAKE AIRCRAFT SECURITIZA	Asset Backed	3.97%	DUE	04/15/2039	$2,339
CASTLELAKE AIRCRAFT SECURITIZA	Asset Backed	3.97%	DUE	04/15/2039	$468
CHASE EDUCATION LOAN TRUST	Asset Backed	0.35%	DUE	06/28/2039	$560
CITIBANK CREDIT CARD ISSUANCE	Asset Backed	0.92%	DUE	05/14/2029	$1,101
COLLEGE AVE STUDENT LOANS	Asset Backed	4.46%	DUE	12/28/2048	$398
COMMONBOND STUDENT LOAN T	Asset Backed	3.16%	DUE	08/25/2050	$2,593
COMMONBOND STUDENT LOAN T	Asset Backed	3.16%	DUE	08/25/2050	$308
CREDIT SUISSE ABS REPACKAGING	Asset Backed	2.50%	DUE	01/25/2030	$24
CREDIT SUISSE ABS REPACKAGING	Asset Backed	2.50%	DUE	01/25/2030	$45
DB MASTER FINANCE LLC	Asset Backed	4.35%	DUE	05/20/2049	$539
DOMINOS PIZZA MASTER ISSUER	Asset Backed	3.67%	DUE	10/25/2049	$389
ECMC GROUP STUDENT LOAN TRUST	Asset Backed	1.50%	DUE	07/26/2066	$215
ECMC GROUP STUDENT LOAN TRUST	Asset Backed	0.95%	DUE	09/25/2068	$599
EDLINC STUDENT LOAN FUNDING TR	Asset Backed	2.10%	DUE	12/01/2047	$372
EDUCATION LOAN ASSET BACKE	Asset Backed	0.07%	DUE	08/01/2043	$45
EDUCATION LOAN ASSET BACKE	Asset Backed	0.07%	DUE	08/01/2043	$135
EDUCATION LOAN ASSET BACKE	Asset Backed	0.07%	DUE	08/01/2043	$135
EDUCATION LOAN ASSET-BACKED TR	Asset Backed	1.15%	DUE	11/25/2033	$257
FALCON AEROSPACE LTD	Asset Backed	3.60%	DUE	09/15/2039	$628
FHLMC STACR	Asset Backed	2.22%	DUE	07/25/2049	$180
GOODGREEN TRUST	Asset Backed	3.23%	DUE	10/15/2052	$133
GOODGREEN TRUST	Asset Backed	3.74%	DUE	10/15/2052	$173
GOODGREEN TRUST	Asset Backed	2.76%	DUE	04/15/2055	$986
GOODGREEN TRUST	Asset Backed	2.76%	DUE	04/15/2055	$1,774
GOODGREEN TRUST	Asset Backed	3.26%	DUE	10/15/2053	$492
HERO FUNDING TRUST	Asset Backed	3.19%	DUE	09/20/2048	$244
HERO FUNDING TRUST	Asset Backed	4.67%	DUE	09/20/2048	$138
HERTZ VEHICLE FINANCING LLC	Asset Backed	4.03%	DUE	07/25/2024	$114
HIGHER EDUCATION FUNDING	Asset Backed	1.82%	DUE	01/01/2044	$570
HIGHER EDUCATION FUNDING	Asset Backed	1.65%	DUE	01/01/2044	$494
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.72%	DUE	07/15/2039	$418
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.42%	DUE	11/15/2039	$744
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.42%	DUE	11/15/2039	$271
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	4.46%	DUE	11/15/2039	$1,255
321 HENDERSON RECEIVABLES I LL	Asset Backed	3.96%	DUE	03/15/2063	$281
JP MORGAN STUDENT LOAN TRUST	Asset Backed	0.60%	DUE	06/28/2039	$203
KDAC AIRCRAFT FINANCE LIMITED	Asset Backed	4.21%	DUE	12/15/2042	$158
KDAC AIRCRAFT FINANCE LIMITED	Asset Backed	4.21%	DUE	12/15/2042	$172
MACH I	Asset Backed	3.47%	DUE	10/15/2039	$489
MOSAIC SOLAR LOANS LLC	Asset Backed	4.45%	DUE	06/20/2042	$40

38

NAVIENT STUDENT LOAN TRUST	Asset Backed	4.44%	DUE	12/15/2059	$146
NAVIENT STUDENT LOAN TRUST 201	Asset Backed	1.65%	DUE	07/25/2052	$382
NAVIENT STUDENT LOAN TRUST	Asset Backed	1.45%	DUE	06/27/2067	$948
NAVIENT STUDENT LOAN TRUST	Asset Backed	2.40%	DUE	06/25/2069	$2,551
NAVIENT STUDENT LOAN TRUST	Asset Backed	2.29%	DUE	08/26/2069	$3,338
NELNET STUDENT LOAN TRUST	Asset Backed	0.56%	DUE	10/25/2040	$154
NELNET STUDENT LOAN TRUST	Asset Backed	0.41%	DUE	03/23/2037	$169
NELNET STUDENT LOAN TRUST	Asset Backed	1.35%	DUE	06/25/2035	$384
NELNET STUDENT LOAN TRUST	Asset Backed	1.35%	DUE	09/27/2066	$482
NELNET STUDENT LOAN TRUST	Asset Backed	2.53%	DUE	10/25/2067	$1,055
NELNET PRIVATE EDUCATION LOAN	Asset Backed	1.92%	DUE	12/26/2040	$22
NELNET PRIVATE EDUCATION LOAN	Asset Backed	3.60%	DUE	12/26/2040	$27
NORTHSTAR EDUCATION FINANCE	Asset Backed	1.51%	DUE	01/29/2046	$1,338
NOVASTAR HOME EQUITY LOAN	Asset Backed	1.87%	DUE	03/25/2035	$84
OAK STREET INVESTMENT GRADE	Asset Backed	2.21%	DUE	10/20/2050	$2,464
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.95%	DUE	11/14/2028	$641
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	1.75%	DUE	09/14/2035	$1,533
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	3.14%	DUE	10/14/2036	$2,808
OXFORD FINANCE FUNDING TRUST	Asset Backed	3.10%	DUE	02/15/2028	$797
OXFORD FINANCE FUNDING TRUST	Asset Backed	3.10%	DUE	02/15/2028	$2,047
PSMC 2018 1 TRUST	Asset Backed	3.50%	DUE	06/25/2048	$98
PIONEER AIRCRAFT FINANCE LIMIT	Asset Backed	3.97%	DUE	06/15/2044	$437
SLC STUDENT LOAN TRUST	Asset Backed	0.42%	DUE	02/15/2045	$106
SLM STUDENT LOAN TRUST	Asset Backed	0.42%	DUE	07/25/2055	$304
SLM STUDENT LOAN TRUST	Asset Backed	0.41%	DUE	01/25/2070	$163
SANTANDER REVOLVING AUTO LOAN	Asset Backed	3.45%	DUE	01/26/2032	$2,563
SIERRA RECEIVABLES FUNDING CO	Asset Backed	2.32%	DUE	07/20/2037	$522
SLM STUDENT LOAN TRUST	Asset Backed	0.42%	DUE	01/25/2070	$553
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	3.36%	DUE	02/15/2046	$1,885
STORE MASTER FUNDING LLC	Asset Backed	4.29%	DUE	10/20/2048	$380
STORE MASTER FUNDING LLC	Asset Backed	3.65%	DUE	11/20/2049	$964
HELIOS ISSUER LLC	Asset Backed	4.87%	DUE	07/20/2048	$186
SUTTONPARK STRUCTURED SETTLEME	Asset Backed	4.19%	DUE	01/15/2071	$270
TACO BELL FUNDING LLC	Asset Backed	4.94%	DUE	11/25/2048	$162
TACO BELL FUNDING LLC	Asset Backed	4.94%	DUE	11/25/2048	$2,583
TRINITY RAIL LEASING L P	Asset Backed	5.19%	DUE	10/16/2040	$742
TRINITY RAIL LEASING L P	Asset Backed	5.19%	DUE	10/16/2040	$162
TRITON CONTAINER FINANCE LLC	Asset Backed	2.11%	DUE	09/20/2045	$499
WAVE USA	Asset Backed	3.60%	DUE	09/15/2044	$971
WILLIS ENGINE SECURITIZATION T	Asset Backed	4.69%	DUE	08/15/2042	$1,207
WILLIS ENGINE SECURITIZATION	Asset Backed	4.75%	DUE	09/15/2043	$191
AVENTURA MALL TRUST	CMO	4.11%	DUE	07/05/2040	$721
AVENTURA MALL TRUST	CMO	4.11%	DUE	07/05/2040	$924

39

BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$206
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$717
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$108
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$108
BANC OF AMERICA MERRILL LYNCH	CMO	4.09%	DUE	08/10/2038	$518
BARCLAYS COMMERCIAL MORTGAGE	CMO	2.44%	DUE	04/15/2053	$831
BX TRUST	CMO	1.41%	DUE	10/15/2036	$1,515
BX TRUST	CMO	1.95%	DUE	10/15/2036	$524
BX TRUST	CMO	2.16%	DUE	10/15/2036	$640
BX TRUST	CMO	1.85%	DUE	11/15/2035	$461
BANK 2018 BN14 B	CMO	4.58%	DUE	09/15/2060	$2,227
BANK 2018 BN14 C	CMO	4.60%	DUE	09/15/2060	$334
BANK 2018 BN14 C	CMO	4.60%	DUE	09/15/2060	$32
BANK 2019 BN17 B	CMO	4.13%	DUE	04/15/2052	$230
BANK 2019 BN16 AS	CMO	4.27%	DUE	02/15/2052	$254
BANK 2017 BNK7 B	CMO	3.95%	DUE	09/15/2060	$1,507
BENCHMARK MORTGAGE TRUST	CMO	3.23%	DUE	09/15/2048	$2,030
BRAVO RESIDENTIAL FUNDING TRU	CMO	3.18%	DUE	05/25/2060	$2,100
CD COMMERCIAL MORTGAGE TRUST	CMO	3.37%	DUE	08/15/2057	$532
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$394
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$267
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$1,179
CD COMMERCIAL MORTGAGE TRUST	CMO	4.56%	DUE	02/10/2050	$1,682
CFCRE COMMERCIAL MORTGAGE TRUS	CMO	3.22%	DUE	11/10/2049	$429
COMMERICAL MORTGAGE TRUST	CMO	4.51%	DUE	09/10/2047	$396
COMMERICAL MORTGAGE TRUST	CMO	4.11%	DUE	03/10/2048	$528
CPT MORTGAGE TRUST	CMO	3.00%	DUE	11/13/2039	$342
CPT MORTGAGE TRUST	CMO	3.00%	DUE	11/13/2039	$485
CITIGROUP COMMERCIAL MORTGAGE	CMO	4.20%	DUE	10/12/2050	$536
CITIGROUP COMMERCIAL MORTGAGE	CMO	4.20%	DUE	10/12/2050	$3,227
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.50%	DUE	08/10/2056	$336
DEEPHAVEN RESIDENTIAL MORTGAGE	CMO	4.28%	DUE	10/25/2058	$278
FREDDIE MAC STACR	CMO	1.65%	DUE	06/25/2050	$542
GS MORTGAGE SECURITIES TRUST	CMO	4.65%	DUE	10/10/2048	$767
GS MORTGAGE SECURITIES TRUST	CMO	4.01%	DUE	10/10/2049	$606
GS MORTGAGE SECURITIES TRUST	CMO	4.30%	DUE	03/10/2050	$1,792
GB TRUST 2020 FLIX	CMO	1.49%	DUE	08/25/2037	$1,948
JP MORGAN MORTGAGE TRUST	CMO	3.50%	DUE	01/25/2047	$140
JP MORGAN MORTGAGE TRUST	CMO	3.50%	DUE	06/25/2048	$65
JP MORGAN MORTGAGE TRUST	CMO	3.00%	DUE	11/25/2047	$26
JP MORGAN MORTGAGE TRUST	CMO	3.50%	DUE	01/25/2048	$87
JP MORGAN MORTGAGE TRUST	CMO	3.50%	DUE	04/25/2048	$151
JACKSON PARK TRUST	CMO	3.13%	DUE	10/14/2039	$744

40

KNDL 2019-KNSQ MORTGAGE TRUST	CMO	1.96%	DUE	05/15/2036	$449
MKT 2020 525M MORTGAGE TRUST	CMO	2.94%	DUE	02/12/2040	$245
MKT 2020 525M MORTGAGE TRUST	CMO	2.94%	DUE	02/12/2040	$465
MFT TRUST	CMO	3.36%	DUE	02/06/2030	$494
MFT TRUST	CMO	3.48%	DUE	02/06/2030	$532
MORGAN STANLEY CAPITAL I TRUST	CMO	4.61%	DUE	03/15/2049	$3,707
MORGAN STANLEY CAPITAL I TRUST	CMO	4.27%	DUE	03/15/2052	$757
NEW RESIDENTIAL MORTGAGE LOAN	CMO	3.21%	DUE	01/26/2060	$1,407
SOFI MORTGAGE TRUST	CMO	3.00%	DUE	11/25/2046	$229
SEQUOIA MORTGAGE TRUST	CMO	4.00%	DUE	06/25/2048	$240
STARVEST EMERGING MARKETS CB	CMO	2.59%	DUE	04/25/2060	$3,081
VERUS SECURITIZATION TRUST	CMO	3.89%	DUE	04/25/2060	$2,944
WELLS FARGO COMMERCIAL MTG	CMO	4.40%	DUE	06/15/2051	$303
WELLS FARGO COMMERCIAL MTG	CMO	4.56%	DUE	06/15/2051	$70
AGILENT TECH INC	Commercial Paper	0.00%	DUE	01/11/2021	$5,345
AMERICAN ELECTRIC POWER CO	Commercial Paper	0.00%	DUE	02/18/2021	$2,999
AMERICAN HONDA FINANCE CORP	Commercial Paper	0.00%	DUE	01/28/2021	$2,000
DUKE ENERGY CORP	Commercial Paper	0.00%	DUE	01/04/2021	$5,000
DUKE ENERGY CORP	Commercial Paper	0.00%	DUE	01/19/2021	$1,000
ENTERGY CORP	Commercial Paper	0.00%	DUE	03/11/2021	$2,998
ENTERGY CORP	Commercial Paper	0.00%	DUE	05/17/2021	$2,996
INTERCONTINENTAL EXCHANGE	Commercial Paper	0.00%	DUE	03/31/2021	$3,997
INTERCONTINENTAL EXCHANGE	Commercial Paper	0.00%	DUE	06/08/2021	$1,996
PPG INDUSTRIES INC	Commercial Paper	0.00%	DUE	08/02/2021	$4,988
PARKER HANNIFIN	Commercial Paper	0.00%	DUE	02/09/2021	$3,999
ROGERS COMMS INC 4 2	Commercial Paper	0.00%	DUE	08/25/2021	$3,490
SOUTHERN POWER COMPANY	Commercial Paper	0.00%	DUE	01/28/2021	$3,999
SPIRE INC	Commercial Paper	0.00%	DUE	03/23/2021	$5,996
STANDARD CHARTERED BANK	Commercial Paper	0.00%	DUE	06/30/2021	$4,994
SUNCOR ENERGY INC 4 2	Commercial Paper	0.00%	DUE	01/29/2021	$2,000
SUNCOR ENERGY INC 4 2	Commercial Paper	0.00%	DUE	02/25/2021	$4,998
TELUS CORP	Commercial Paper	0.00%	DUE	04/27/2021	$1,998
VF CORPORATION	Commercial Paper	0.00%	DUE	02/08/2021	$5,998
VODAFONE GROUP PLC	Commercial Paper	0.00%	DUE	01/04/2021	$3,000
VODAFONE GROUP PLC	Commercial Paper	0.00%	DUE	01/06/2021	$3,000
WALGREENS BOOTS	Commercial Paper	0.00%	DUE	01/04/2021	$6,000
WALGREENS BOOTS	Commercial Paper	0.00%	DUE	01/29/2021	$2,999
WALGREENS BOOTS	Commercial Paper	0.00%	DUE	02/24/2021	$2,998
WASTE MANAGEMENT INC	Commercial Paper	0.00%	DUE	09/15/2021	$3,987
ABN AMRO BANK NV	Corporate	4.75%	DUE	07/28/2025	$96
ABN AMRO BANK NV	Corporate	4.75%	DUE	07/28/2025	$117
AT&T INC	Corporate	1.65%	DUE	02/01/2028	$414
AT&T INC	Corporate	3.50%	DUE	09/15/2053	$2,128

41

AT&T INC	Corporate	3.55%	DUE	09/15/2055	$2,370
ABBVIE INC	Corporate	4.70%	DUE	05/14/2045	$261
ABBVIE INC	Corporate	4.70%	DUE	05/14/2045	$163
ABBVIE INC	Corporate	4.70%	DUE	05/14/2045	$294
ABBVIE INC	Corporate	4.70%	DUE	05/14/2045	$398
ABBVIE INC	Corporate	4.70%	DUE	05/14/2045	$489
ADVANCE AUTO PARTS	Corporate	1.75%	DUE	10/01/2027	$189
ADVOCATE HEALTH CORP	Corporate	3.83%	DUE	08/15/2028	$322
AERCAP IRELAND CAPITAL LTD	Corporate	4.50%	DUE	05/15/2021	$354
AERCAP IRELAND CAPITAL LTD	Corporate	4.50%	DUE	05/15/2021	$683
AERCAP IRELAND CAPITAL LTD	Corporate	4.50%	DUE	05/15/2021	$531
AERCAP IRELAND CAPITAL LTD	Corporate	3.65%	DUE	07/21/2027	$271
AERCAP IRELAND CAPITAL LTD	Corporate	3.65%	DUE	07/21/2027	$162
AERCAP IRELAND CAPITAL LTD	Corporate	3.65%	DUE	07/21/2027	$238
AERCAP IRELAND CAPITAL LTD	Corporate	4.50%	DUE	09/15/2023	$883
AGREE LP	Corporate	2.90%	DUE	10/01/2030	$297
AIR LEASE CORP	Corporate	3.62%	DUE	04/01/2027	$113
AIR LEASE CORP	Corporate	3.62%	DUE	04/01/2027	$647
AIR LEASE CORP	Corporate	3.62%	DUE	04/01/2027	$420
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$536
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$92
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$56
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$57
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$117
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$9
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$71
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$94
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$70
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$51
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$536
AIRCASTLE LTD	Corporate	5.00%	DUE	04/01/2023	$144
AIRCASTLE LTD	Corporate	4.40%	DUE	09/25/2023	$304
AIRCASTLE LTD	Corporate	4.40%	DUE	09/25/2023	$384
ALASKA AIR 2020 1 CL B	Corporate	8.00%	DUE	02/15/2027	$3,253
ALLIANT ENERGY FINANCE	Corporate	1.40%	DUE	03/15/2026	$1,683
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$321
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$509
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$428
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$183
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$59
ALLSTATE CORP	Corporate	5.75%	DUE	08/15/2053	$160
AMAZON COM INC	Corporate	4.05%	DUE	08/22/2047	$416
AMAZON COM INC	Corporate	4.05%	DUE	08/22/2047	$231

42

AMCOR FINANCE USA INC	Corporate	3.62%	DUE	04/28/2026	$280
AMCOR FINANCE USA INC	Corporate	3.62%	DUE	04/28/2026	$271
AMCOR FINANCE USA INC	Corporate	3.62%	DUE	04/28/2026	$448
AMCOR FINANCE USA INC	Corporate	3.62%	DUE	04/28/2026	$548
AMERICAN INTERNATIONAL GROUP	Corporate	4.50%	DUE	07/16/2044	$122
AMERICAN INTERNATIONAL GROUP	Corporate	4.50%	DUE	07/16/2044	$128
AMERICAN INTERNATIONAL GROUP	Corporate	4.50%	DUE	07/16/2044	$256
AMERICAN INTERNATIONAL GROUP	Corporate	4.50%	DUE	07/16/2044	$256
AMERICAN INTERNATIONAL GROUP	Corporate	4.50%	DUE	07/16/2044	$416
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$253
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$100
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$173
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$15
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$62
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$168
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$259
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$307
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$101
AMERICAN INTERNATIONAL GROUP	Corporate	5.75%	DUE	04/01/2048	$196
AMERICAN INTL GROUP	Corporate	3.40%	DUE	06/30/2030	$464
AMERICAN TOWER TRUST	Corporate	3.65%	DUE	03/23/2048	$252
ANHEUSER BUSCH CO INBEV	Corporate	4.90%	DUE	02/01/2046	$617
ANHEUSER-BUSCH INBEV WORLD	Corporate	8.20%	DUE	01/15/2039	$146
ANHEUSER-BUSCH INBEV WORLD	Corporate	8.20%	DUE	01/15/2039	$113
ANHEUSER-BUSCH INBEV WORLD	Corporate	8.20%	DUE	01/15/2039	$444
ANHEUSER-BUSCH INBEV WORLD	Corporate	8.20%	DUE	01/15/2039	$386
ANHEUSER-BUSCH INBEV WORLD	Corporate	4.60%	DUE	04/15/2048	$322
ANHEUSER-BUSCH INBEV WORLD	Corporate	4.60%	DUE	04/15/2048	$189
ANHEUSER-BUSCH INBEV WORLD	Corporate	4.60%	DUE	04/15/2048	$284
ANTARES HOLDINGS	Corporate	6.00%	DUE	08/15/2023	$561
ANTARES HOLDINGS	Corporate	6.00%	DUE	08/15/2023	$306
ANTARES HOLDINGS	Corporate	6.00%	DUE	08/15/2023	$480
ANTARES HOLDINGS	Corporate	8.50%	DUE	05/18/2025	$1,014
APOLLO MANAGEMENT HOLDIN	Corporate	4.95%	DUE	01/14/2050	$275
APOLLO MANAGEMENT HOLDIN	Corporate	4.95%	DUE	01/14/2050	$153
APPLE INC	Corporate	1.65%	DUE	05/11/2030	$685
APPLE INC	Corporate	2.65%	DUE	05/11/2050	$441
ARCH CAPITAL GROUP US INC	Corporate	5.14%	DUE	11/01/2043	$272
ARCH CAPITAL FINANCE LLC	Corporate	5.03%	DUE	12/15/2046	$109
ARCH CAPITAL FINANCE LLC	Corporate	5.03%	DUE	12/15/2046	$136
ARES CAPITAL CORP	Corporate	3.50%	DUE	02/10/2023	$1,131
ARES CAPITAL CORP	Corporate	3.50%	DUE	02/10/2023	$634
ARES CAPITAL CORP	Corporate	3.50%	DUE	02/10/2023	$972

43

ASCOT GROUP LTD	Corporate	4.25%	DUE	12/15/2030	$2,288
ASSOCIATED BANC CORP	Corporate	4.25%	DUE	01/15/2025	$270
ASSOCIATED BANC CORP	Corporate	4.25%	DUE	01/15/2025	$162
ATHENE GLOBAL FUNDING	Corporate	2.75%	DUE	06/25/2024	$800
ATHENE GLOBAL FUNDING	Corporate	2.75%	DUE	06/25/2024	$59
ATHENE GLOBAL FUNDING	Corporate	2.75%	DUE	06/25/2024	$118
ATHENE GLOBAL FUNDING	Corporate	2.75%	DUE	06/25/2024	$539
ATHENE GLOBAL FUNDING	Corporate	2.50%	DUE	01/14/2025	$2,096
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$395
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$239
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$96
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$155
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$78
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$89
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$1,113
ATHENE HOLDING LTD	Corporate	4.12%	DUE	01/12/2028	$150
ATHENE HOLDING LTD	Corporate	6.15%	DUE	04/03/2030	$813
AUTOZONE INC	Corporate	1.65%	DUE	01/15/2031	$579
AVIATION CAPITAL GROUP	Corporate	3.88%	DUE	05/01/2023	$568
AVIATION CAPITAL GROUP	Corporate	3.88%	DUE	05/01/2023	$313
AVIATION CAPITAL GROUP	Corporate	3.88%	DUE	05/01/2023	$485
AVIATION CAPITAL GROUP	Corporate	5.50%	DUE	12/15/2024	$3,313
AVOLON HOLDINGS FNDG LTD	Corporate	3.25%	DUE	02/15/2027	$708
EQUITABLE HOLDINGS INC	Corporate	5.00%	DUE	04/20/2048	$686
AXIS SPECIALTY FINANCE	Corporate	3.90%	DUE	07/15/2029	$312
AXIS SPECIALTY FINANCE	Corporate	3.90%	DUE	07/15/2029	$640
AXIS SPECIALTY FINANCE	Corporate	4.90%	DUE	01/15/2040	$459
AXIS SPECIALTY FINANCE	Corporate	4.90%	DUE	01/15/2040	$250
AXIS SPECIALTY FINANCE PLC	Corporate	4.00%	DUE	12/06/2027	$318
AXIS SPECIALTY FINANCE PLC	Corporate	4.00%	DUE	12/06/2027	$167
AXIS SPECIALTY FINANCE PLC	Corporate	4.00%	DUE	12/06/2027	$362
BAE SYSTEMS PLC	Corporate	1.90%	DUE	02/15/2031	$359
BAT CAPITAL CORP	Corporate	3.56%	DUE	08/15/2027	$390
BAT CAPITAL CORP	Corporate	3.56%	DUE	08/15/2027	$446
BAT CAPITAL CORP	Corporate	4.76%	DUE	09/06/2049	$127
BAT CAPITAL CORP	Corporate	2.26%	DUE	03/25/2028	$445
BP CAPITAL MARKETS PLC	Corporate	4.38%	DUE	01/30/3100	$226
BP CAPITAL MARKETS PLC	Corporate	4.38%	DUE	01/30/3100	$61
BP CAPITAL MARKETS PLC	Corporate	4.38%	DUE	01/30/3100	$150
BP CAPITAL MARKETS PLC	Corporate	4.38%	DUE	01/30/3100	$512
BPCE SA	Corporate	4.62%	DUE	07/11/2024	$96
BPCE SA	Corporate	4.62%	DUE	07/11/2024	$224
BPCE SA	Corporate	4.62%	DUE	07/11/2024	$128

44

BPCE SA	Corporate	4.62%	DUE	07/11/2024	$246
BPCE SA	Corporate	3.50%	DUE	10/23/2027	$504
BPCE SA	Corporate	3.50%	DUE	10/23/2027	$392
BPCE SA	Corporate	3.50%	DUE	10/23/2027	$493
BANK OF AMERICA CORP	Corporate	5.00%	DUE	01/21/2044	$134
BANK OF AMERICA CORP	Corporate	5.00%	DUE	01/21/2044	$338
BANK OF AMERICA CORP	Corporate	5.00%	DUE	01/21/2044	$246
BANK OF AMERICA CORP	Corporate	5.00%	DUE	01/21/2044	$394
BANK OF AMERICA CORP	Corporate	4.00%	DUE	01/22/2025	$281
BANK OF AMERICA CORP	Corporate	4.00%	DUE	01/22/2025	$169
BANK OF AMERICA CORP	Corporate	4.18%	DUE	11/25/2027	$6
BANK OF AMERICA CORP	Corporate	4.18%	DUE	11/25/2027	$377
BANK OF AMERICA CORP	Corporate	4.18%	DUE	11/25/2027	$464
BANK OF AMERICA CORP	Corporate	4.24%	DUE	04/24/2038	$167
BANK OF AMERICA CORP	Corporate	4.24%	DUE	04/24/2038	$185
BANK OF AMERICA CORP	Corporate	4.24%	DUE	04/24/2038	$191
BANK OF AMERICA CORP	Corporate	4.27%	DUE	07/23/2029	$298
BANK OF AMERICA CORP	Corporate	2.59%	DUE	04/29/2031	$792
BANK OF NOVA SCOTIA	Corporate	4.50%	DUE	12/16/2025	$128
BANK OF NOVA SCOTIA	Corporate	4.50%	DUE	12/16/2025	$467
BANK OF NOVA SCOTIA	Corporate	4.50%	DUE	12/16/2025	$583
BANK OF NOVA SCOTIA	Corporate	4.50%	DUE	12/16/2025	$612
BANK OF NOVA SCOTIA	Corporate	4.50%	DUE	12/16/2025	$986
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$206
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$111
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$139
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$401
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$471
BANK OF NOVA SCOTIA	Corporate	4.65%	DUE	01/30/3100	$326
BARCLAYS PLC	Corporate	4.38%	DUE	09/11/2024	$387
BARCLAYS PLC	Corporate	4.38%	DUE	09/11/2024	$221
BARCLAYS PLC	Corporate	4.34%	DUE	01/10/2028	$230
BARCLAYS PLC	Corporate	4.34%	DUE	01/10/2028	$345
BARCLAYS PLC	Corporate	4.34%	DUE	01/10/2028	$431
BARCLAYS PLC	Corporate	4.34%	DUE	01/10/2028	$552
BARCLAYS PLC	Corporate	1.66%	DUE	05/16/2024	$385
BARCLAYS PLC	Corporate	1.66%	DUE	05/16/2024	$203
BARCLAYS BANK PLC	Corporate	10.18%	DUE	06/12/2021	$650
BARCLAYS BANK PLC	Corporate	10.18%	DUE	06/12/2021	$130
BECTON DICKINSON & CO	Corporate	4.68%	DUE	12/15/2044	$90
BECTON DICKINSON & CO	Corporate	4.68%	DUE	12/15/2044	$129
BECTON DICKINSON & CO	Corporate	4.68%	DUE	12/15/2044	$123
BERKLEY WR CORPORATION	Corporate	4.00%	DUE	05/12/2050	$1,025

45

BERKLEY WR CORPORATION	Corporate	4.00%	DUE	05/12/2050	$773
BLACKROCK TCP CAP CORP	Corporate	3.90%	DUE	08/23/2024	$1,411
BLACKROCK TCP CAP CORP	Corporate	3.90%	DUE	08/23/2024	$952
BRISTOL MYERS SQUIBB CO	Corporate	4.62%	DUE	05/15/2044	$543
BRISTOL MYERS SQUIBB CO	Corporate	4.62%	DUE	05/15/2044	$298
BRITISH AIR 20 1 A PPT	Corporate	4.25%	DUE	11/15/2032	$1,258
BROADRIDGE FINANCIAL SOL	Corporate	2.90%	DUE	12/01/2029	$456
BROADRIDGE FINANCIAL SOL	Corporate	2.90%	DUE	12/01/2029	$253
BROOKFIELD FINANCE INC	Corporate	4.85%	DUE	03/29/2029	$711
BROOKFIELD FINANCE INC	Corporate	4.85%	DUE	03/29/2029	$392
BROOKFIELD FINANCE INC	Corporate	4.35%	DUE	04/15/2030	$2,212
BUNGE LTD FINANCE CORP	Corporate	3.25%	DUE	08/15/2026	$400
BUNGE LTD FINANCE CORP	Corporate	3.25%	DUE	08/15/2026	$217
BUNGE LTD FINANCE CORP	Corporate	3.25%	DUE	08/15/2026	$1,029
BUNGE LTD FINANCE CORP	Corporate	4.35%	DUE	03/15/2024	$138
BURLINGTON NORTH SANTA FE	Corporate	4.90%	DUE	04/01/2044	$184
BURLINGTON NORTH SANTA FE	Corporate	4.90%	DUE	04/01/2044	$141
BURLINGTON NORTH SANTA FE	Corporate	4.90%	DUE	04/01/2044	$177
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$28
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$146
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$15
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$7
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$5
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$31
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$6
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$133
CCO HOLDINGS LLC CAP CORP	Corporate	5.12%	DUE	05/01/2027	$207
CF INDUSTRIES	Corporate	3.40%	DUE	12/01/2021	$281
CNH INDUSTRIAL CAP LLC	Corporate	3.88%	DUE	10/15/2021	$614
CNH INDUSTRIAL CAP LLC	Corporate	3.88%	DUE	10/15/2021	$425
CNH INDUSTRIAL CAP LLC	Corporate	3.88%	DUE	10/15/2021	$233
CNH INDUSTRIAL CAP LLC	Corporate	1.95%	DUE	07/02/2023	$345
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$291
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$12
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$465
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$113
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$120
CNO FINANCIAL GROUP INC	Corporate	5.25%	DUE	05/30/2025	$552
CSX CORP	Corporate	5.50%	DUE	04/15/2041	$245
CSX CORP	Corporate	5.50%	DUE	04/15/2041	$175
CSX CORP	Corporate	5.50%	DUE	04/15/2041	$231
CSX CORP	Corporate	4.75%	DUE	11/15/2048	$48
CVS CAREMARK CORP	Corporate	4.88%	DUE	07/20/2035	$136

46

CVS CAREMARK CORP	Corporate	4.88%	DUE	07/20/2035	$52
CVS CAREMARK CORP	Corporate	4.88%	DUE	07/20/2035	$78
CVS CAREMARK CORP	Corporate	4.88%	DUE	07/20/2035	$149
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$73
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$122
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$169
CVS HEALTH CORP	Corporate	5.05%	DUE	03/25/2048	$352
CVS HEALTH CORP	Corporate	5.05%	DUE	03/25/2048	$203
CVS HEALTH CORP	Corporate	5.05%	DUE	03/25/2048	$304
CANPACK SA EASTERN LAND	Corporate	3.12%	DUE	11/01/2025	$202
CARLYLE FINANCE SUB LLC	Corporate	3.50%	DUE	09/19/2029	$391
CARLYLE FINANCE SUB LLC	Corporate	3.50%	DUE	09/19/2029	$215
CENOVUS ENERGY INC	Corporate	6.75%	DUE	11/15/2039	$130
CENOVUS ENERGY INC	Corporate	6.75%	DUE	11/15/2039	$261
CENOVUS ENERGY INC	Corporate	6.75%	DUE	11/15/2039	$215
CENOVUS ENERGY INC	Corporate	3.00%	DUE	08/15/2022	$229
CENOVUS ENERGY INC	Corporate	3.00%	DUE	08/15/2022	$662
CENOVUS ENERGY INC	Corporate	3.00%	DUE	08/15/2022	$489
CENOVUS ENERGY INC	Corporate	4.25%	DUE	04/15/2027	$150
CENOVUS ENERGY INC	Corporate	4.25%	DUE	04/15/2027	$203
CENOVUS ENERGY INC	Corporate	4.25%	DUE	04/15/2027	$190
CENOVUS ENERGY INC	Corporate	4.25%	DUE	04/15/2027	$299
CENTERPOINT ENERGY RESOU	Corporate	6.62%	DUE	11/01/2037	$358
CENTERPOINT ENERGY RESOURCES	Corporate	5.85%	DUE	01/15/2041	$245
CENTERPOINT ENERGY RESOURCES	Corporate	5.85%	DUE	01/15/2041	$133
CHARTER COMM OPT LLC CAP	Corporate	6.48%	DUE	10/23/2045	$141
CHARTER COMM OPT LLC CAP	Corporate	6.48%	DUE	10/23/2045	$141
CHARTER COMM OPT LLC CAP	Corporate	6.48%	DUE	10/23/2045	$544
CITIGROUP INC	Corporate	5.50%	DUE	09/13/2025	$571
CITIGROUP INC	Corporate	5.50%	DUE	09/13/2025	$601
CITIGROUP INC	Corporate	5.50%	DUE	09/13/2025	$631
CITIGROUP INC	Corporate	5.50%	DUE	09/13/2025	$992
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$213
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$148
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$201
CITY OF HOPE THE	Corporate	4.38%	DUE	08/15/2048	$423
CLEVELAND ELECTRIC ILLUM	Corporate	3.50%	DUE	04/01/2028	$176
CLEVELAND ELECTRIC ILLUM	Corporate	3.50%	DUE	04/01/2028	$106
CLEVELAND ELECTRIC ILLUM	Corporate	3.50%	DUE	04/01/2028	$154
COLUMBIA REPUBLIC OF	Corporate	6.12%	DUE	01/18/2041	$302
COLUMBIA REPUBLIC OF	Corporate	6.12%	DUE	01/18/2041	$336
COLUMBIA REPUBLIC OF	Corporate	6.12%	DUE	01/18/2041	$403
COLUMBIA REPUBLIC OF	Corporate	6.12%	DUE	01/18/2041	$570

47

COMCAST CORP	Corporate	6.95%	DUE	08/15/2037	$121
COMCAST CORP	Corporate	6.95%	DUE	08/15/2037	$161
COMCAST CORP	Corporate	6.95%	DUE	08/15/2037	$153
COMCAST CORP	Corporate	4.75%	DUE	03/01/2044	$349
COMCAST CORP	Corporate	4.75%	DUE	03/01/2044	$137
COMCAST CORP	Corporate	3.97%	DUE	11/01/2047	$319
COMCAST CORP	Corporate	3.97%	DUE	11/01/2047	$544
COMCAST CORP	Corporate	3.45%	DUE	02/01/2050	$217
COMCAST CORP	Corporate	3.45%	DUE	02/01/2050	$241
COMMONWEALTH EDISON CO	Corporate	5.90%	DUE	03/15/2036	$209
COMMONWEALTH EDISON CO	Corporate	5.90%	DUE	03/15/2036	$144
COMMONWEALTH EDISON CO	Corporate	5.90%	DUE	03/15/2036	$195
CONOCO PHILLIPS	Corporate	6.50%	DUE	02/01/2039	$170
CONOCO PHILLIPS	Corporate	6.50%	DUE	02/01/2039	$154
CONOCO PHILLIPS	Corporate	6.50%	DUE	02/01/2039	$177
CREDIT AGRICOLE LONDON	Corporate	3.25%	DUE	10/04/2024	$1,086
CREDIT AGRICOLE LONDON	Corporate	3.25%	DUE	10/04/2024	$597
CREDIT SUISSE GROUP AG	Corporate	2.59%	DUE	09/11/2025	$1,237
CREDIT SUISSE GROUP AG	Corporate	6.50%	DUE	08/08/2023	$676
CREDIT SUISSE GROUP AG	Corporate	6.50%	DUE	08/08/2023	$372
CREDIT SUISSE GROUP AG	Corporate	6.50%	DUE	08/08/2023	$1,239
CROWN CASTLE INTL CORP	Corporate	5.20%	DUE	02/15/2049	$83
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$540
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$298
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$140
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$200
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$72
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$313
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$53
DEUTSCHE BANK NY	Corporate	3.15%	DUE	01/22/2021	$165
DELL INT LLC EMC CORP	Corporate	6.02%	DUE	06/15/2026	$470
DELL INT LLC EMC CORP	Corporate	6.02%	DUE	06/15/2026	$121
DELL INT LLC EMC CORP	Corporate	6.02%	DUE	06/15/2026	$397
DELL INT LLC EMC CORP	Corporate	6.02%	DUE	06/15/2026	$543
DIAMOND SPORTS GR DIAMON	Corporate	5.38%	DUE	08/15/2026	$1,138
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$308
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$297
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$420
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$566
DISCOVER BANK	Corporate	4.68%	DUE	08/09/2028	$893
DISCOVER BANK	Corporate	4.68%	DUE	08/09/2028	$489
DISNEY WALT COMPANY	Corporate	3.60%	DUE	01/13/2051	$758
DISNEY WALT COMPANY	Corporate	3.60%	DUE	01/13/2051	$333

48

DISCOVERY COMMUNICATIONS	Corporate	4.65%	DUE	05/15/2050	$300
DISCOVERY COMMUNICATIONS	Corporate	4.00%	DUE	09/15/2055	$763
DOMINION RESOURCES INC	Corporate	5.25%	DUE	08/01/2033	$262
DOMINION RESOURCES INC	Corporate	5.25%	DUE	08/01/2033	$164
DOMINION RESOURCES INC	Corporate	5.25%	DUE	08/01/2033	$236
DOW CHEMICAL COMPANY	Corporate	4.38%	DUE	11/15/2042	$92
DOW CHEMICAL COMPANY	Corporate	4.38%	DUE	11/15/2042	$123
DOW CHEMICAL COMPANY	Corporate	4.38%	DUE	11/15/2042	$117
DOWDUPONT INC	Corporate	5.32%	DUE	11/15/2038	$1,220
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$605
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$229
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$153
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$545
EQT CORP	Corporate	3.00%	DUE	10/01/2022	$556
EQT CORP	Corporate	3.00%	DUE	10/01/2022	$308
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$248
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$113
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$383
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$397
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$169
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$178
EQT CORP	Corporate	3.90%	DUE	10/01/2027	$818
EQT CORP	Corporate	6.12%	DUE	02/01/2025	$1,004
EQM MIDSTREAM PARTNERS LP SERI	Corporate	4.75%	DUE	07/15/2023	$572
EQM MIDSTREAM PARTNERS LP SERI	Corporate	4.75%	DUE	07/15/2023	$315
EQM MIDSTREAM PARTNERS LP SERI	Corporate	4.75%	DUE	07/15/2023	$488
EL PUERTO DE LIVERPOL	Corporate	3.95%	DUE	10/02/2024	$296
EL PUERTO DE LIVERPOL	Corporate	3.95%	DUE	10/02/2024	$269
EL PUERTO DE LIVERPOL	Corporate	3.95%	DUE	10/02/2024	$376
ENCANA CORP	Corporate	6.50%	DUE	02/01/2038	$196
ENCANA CORP	Corporate	6.50%	DUE	02/01/2038	$140
ENCANA CORP	Corporate	6.50%	DUE	02/01/2038	$184
ENERGY TRANSFER PARTNERS	Corporate	6.50%	DUE	02/01/2042	$128
ENERGY TRANSFER PARTNERS	Corporate	6.50%	DUE	02/01/2042	$245
ENERGY TRANSFER PARTNERS	Corporate	6.50%	DUE	02/01/2042	$336
ENERGY TRANSFER PARTNERS	Corporate	6.12%	DUE	12/15/2045	$207
ENERGY TRANSFER PARTNERS	Corporate	4.20%	DUE	04/15/2027	$99
ENERGY TRANSFER PARTNERS	Corporate	4.20%	DUE	04/15/2027	$385
ENERGY TRANSFER PARTNERS	Corporate	4.20%	DUE	04/15/2027	$330
ENERGY TRANSFER PARTNERS	Corporate	4.20%	DUE	04/15/2027	$446
ENERGY TRANSFER OPERATNG	Corporate	6.25%	DUE	01/30/3100	$333
ENERGY TRANSFER OPERATNG	Corporate	5.88%	DUE	01/15/2024	$421
ENERGY TRANSFER OPERATNG	Corporate	5.88%	DUE	01/15/2024	$230

49

ENERGY TRANSFER OPERATNG	Corporate	2.90%	DUE	05/15/2025	$709
ENERGY TRANSFER OPERATNG	Corporate	6.75%	DUE	01/30/3100	$1,203
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$53
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$48
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$389
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$365
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$109
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$294
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$58
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$289
ENLINK MIDSTREAM PARTNER	Corporate	4.15%	DUE	06/01/2025	$881
ENLINK MIDSTREAM PARTNER	Corporate	4.85%	DUE	07/15/2026	$44
ENLINK MIDSTREAM PARTNER	Corporate	4.85%	DUE	07/15/2026	$11
ENLINK MIDSTREAM PARTNER	Corporate	4.85%	DUE	07/15/2026	$98
ENLINK MIDSTREAM PARTNER	Corporate	4.85%	DUE	07/15/2026	$83
ENSTAR GROUP LTD	Corporate	4.50%	DUE	03/10/2022	$83
ENSTAR GROUP LTD	Corporate	4.50%	DUE	03/10/2022	$440
ENSTAR GROUP LTD	Corporate	4.50%	DUE	03/10/2022	$362
ENSTAR GROUP LTD	Corporate	4.95%	DUE	06/01/2029	$400
ENSTAR GROUP LTD	Corporate	4.95%	DUE	06/01/2029	$400
ENSTAR GROUP LTD	Corporate	4.95%	DUE	06/01/2029	$440
ENSTAR FINANCE LLC	Corporate	5.75%	DUE	09/01/2040	$2,247
ENTERGY ARKANSAS LLC	Corporate	2.65%	DUE	06/15/2051	$1,073
ENTERPRISE PRODUCTS OPER	Corporate	5.25%	DUE	08/16/2077	$36
ENTERPRISE PRODUCTS OPER	Corporate	5.25%	DUE	08/16/2077	$101
ENTERPRISE PRODUCTS OPER	Corporate	5.25%	DUE	08/16/2077	$29
ENTERPRISE PRODUCTS OPER	Corporate	5.25%	DUE	08/16/2077	$35
ENTERPRISE PRODUCTS OPER	Corporate	5.38%	DUE	02/15/2078	$210
ENTERPRISE PRODUCTS OPER	Corporate	5.38%	DUE	02/15/2078	$175
ENTERPRISE PRODUCTS OPER	Corporate	5.38%	DUE	02/15/2078	$324
EQUITABLE HOLDINGS INC	Corporate	4.95%	DUE	01/30/3100	$772
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$54
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$163
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$163
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$45
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$692
ERICSSON LM	Corporate	4.12%	DUE	05/15/2022	$94
FIRST REPUBLIC BANK	Corporate	4.38%	DUE	08/01/2046	$662
FIRST REPUBLIC BANK	Corporate	4.38%	DUE	08/01/2046	$315
FIRST REPUBLIC BANK	Corporate	4.38%	DUE	08/01/2046	$189
FIRST REPUBLIC BANK	Corporate	4.38%	DUE	08/01/2046	$643
FIRSTENERGY TRANSMISSION	Corporate	4.55%	DUE	04/01/2049	$642
FLORIDA POWER AND LIGHT	Corporate	4.12%	DUE	02/01/2042	$210

50

FLORIDA POWER AND LIGHT	Corporate	4.12%	DUE	02/01/2042	$114
FLORIDA POWER CORP	Corporate	6.40%	DUE	06/15/2038	$210
FLORIDA POWER CORP	Corporate	6.40%	DUE	06/15/2038	$155
FLORIDA POWER CORP	Corporate	6.40%	DUE	06/15/2038	$202
FLOWSERVE CORP	Corporate	4.00%	DUE	11/15/2023	$77
FLOWSERVE CORP	Corporate	4.00%	DUE	11/15/2023	$399
FLOWSERVE CORP	Corporate	4.00%	DUE	11/15/2023	$370
FORD MOTOR CREDIT CO LLC	Corporate	3.09%	DUE	01/09/2023	$1,430
FORD MOTOR CREDIT CO LLC	Corporate	5.88%	DUE	08/02/2021	$230
FORD MOTOR CREDIT CO LLC	Corporate	5.88%	DUE	08/02/2021	$255
FORD MOTOR CREDIT CO LLC	Corporate	5.88%	DUE	08/02/2021	$358
FORD MOTOR CREDIT CO LLC	Corporate	5.88%	DUE	08/02/2021	$879
FORD MOTOR CREDIT CO LLC	Corporate	4.38%	DUE	08/06/2023	$208
FORD MOTOR CREDIT CO LLC	Corporate	4.38%	DUE	08/06/2023	$208
FORD MOTOR CREDIT CO LLC	Corporate	4.38%	DUE	08/06/2023	$467
FORD MOTOR CREDIT CO LLC	Corporate	3.34%	DUE	03/18/2021	$376
FORD MOTOR CREDIT CO LLC	Corporate	4.14%	DUE	02/15/2023	$519
FORD MOTOR CREDIT CO LLC	Corporate	4.14%	DUE	02/15/2023	$360
FORD MOTOR CREDIT CO LLC	Corporate	5.08%	DUE	01/07/2021	$315
FULTON FINANCIAL CORP	Corporate	3.60%	DUE	03/16/2022	$133
FULTON FINANCIAL CORP	Corporate	3.60%	DUE	03/16/2022	$527
GE CAPITAL INTERNATIONAL FUND	Corporate	4.42%	DUE	11/15/2035	$307
GE CAPITAL INTERNATIONAL FUND	Corporate	4.42%	DUE	11/15/2035	$320
GE CAPITAL INTERNATIONAL FUND	Corporate	4.42%	DUE	11/15/2035	$448
GE CAPITAL INTERNATIONAL FUND	Corporate	4.42%	DUE	11/15/2035	$591
GMAC LLC	Corporate	8.00%	DUE	11/01/2031	$257
GMAC LLC	Corporate	8.00%	DUE	11/01/2031	$184
GMAC LLC	Corporate	8.00%	DUE	11/01/2031	$242
GENERAL MOTORS CO	Corporate	4.20%	DUE	10/01/2027	$255
GENERAL MOTORS CO	Corporate	4.20%	DUE	10/01/2027	$142
GENERAL MOTORS CO	Corporate	4.20%	DUE	10/01/2027	$221
GENERAL MOTORS CO	Corporate	5.15%	DUE	04/01/2038	$168
GENERAL MOTORS CO	Corporate	5.15%	DUE	04/01/2038	$120
GENERAL MOTORS CO	Corporate	5.15%	DUE	04/01/2038	$156
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$364
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$113
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$44
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$13
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$74
GENERAL MOTORS FINL CO	Corporate	3.50%	DUE	11/07/2024	$353
GENERAL MOTORS FINL CO	Corporate	4.15%	DUE	06/19/2023	$280
GENERAL MOTORS FINL CO	Corporate	4.15%	DUE	06/19/2023	$162
GENERAL MOTORS FINL CO	Corporate	4.15%	DUE	06/19/2023	$193

51

GENERAL MOTORS FINL CO	Corporate	4.15%	DUE	06/19/2023	$65
GENERAL MOTORS FINL CO	Corporate	4.15%	DUE	06/19/2023	$163
GENERAL MOTORS FINL CO	Corporate	4.20%	DUE	11/06/2021	$412
GENERAL MOTORS FINL CO	Corporate	2.90%	DUE	02/26/2025	$1,544
GENPACT LUXEMBOURG SARL	Corporate	3.70%	DUE	04/01/2022	$332
GENPACT LUXEMBOURG SARL	Corporate	3.70%	DUE	04/01/2022	$204
GENPACT LUXEMBOURG SARL	Corporate	3.70%	DUE	04/01/2022	$87
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$112
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$22
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$90
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$224
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$672
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$588
GLENCORE FUNDING LLC	Corporate	4.62%	DUE	04/29/2024	$941
GLENCORE FUNDING LLC	Corporate	3.88%	DUE	10/27/2027	$192
GLENCORE FUNDING LLC	Corporate	3.88%	DUE	10/27/2027	$848
GLENCORE FUNDING LLC	Corporate	3.88%	DUE	10/27/2027	$571
GLOBAL AIR LEASE CO LTD	Corporate	6.50%	DUE	09/15/2024	$402
GLOBAL AIR LEASE CO LTD	Corporate	6.50%	DUE	09/15/2024	$402
GLOBAL AIR LEASE CO LTD	Corporate	6.50%	DUE	09/15/2024	$442
GLOBAL AIR LEASE CO LTD	Corporate	6.50%	DUE	09/15/2024	$45
GOLDMAN SACHS GROUP INC	Corporate	5.95%	DUE	01/15/2027	$301
GOLDMAN SACHS GROUP INC	Corporate	5.95%	DUE	01/15/2027	$189
GOLDMAN SACHS GROUP INC	Corporate	5.95%	DUE	01/15/2027	$271
GOLDMAN SACHS GROUP INC	Corporate	6.75%	DUE	10/01/2037	$153
GOLDMAN SACHS GROUP INC	Corporate	6.75%	DUE	10/01/2037	$343
GOLDMAN SACHS GROUP INC	Corporate	6.75%	DUE	10/01/2037	$267
GOLDMAN SACHS GROUP INC	Corporate	6.75%	DUE	10/01/2037	$420
GRUPO TELEVISA SPON ADR	Corporate	6.62%	DUE	03/18/2025	$243
GRUPO TELEVISA SPON ADR	Corporate	6.62%	DUE	03/18/2025	$152
GRUPO TELEVISA SPON ADR	Corporate	6.62%	DUE	03/18/2025	$177
GRUPO TELEVISA SPON ADR	Corporate	6.62%	DUE	03/18/2025	$152
GRUPO TELEVISA SPON ADR	Corporate	6.62%	DUE	03/18/2025	$122
HSBC HOLDINGS PLC	Corporate	6.50%	DUE	09/15/2037	$183
HSBC HOLDINGS PLC	Corporate	6.50%	DUE	09/15/2037	$183
HSBC HOLDINGS PLC	Corporate	6.50%	DUE	09/15/2037	$205
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	03/14/2024	$552
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	03/14/2024	$359
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	03/14/2024	$502
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	08/18/2025	$117
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	08/18/2025	$39
HSBC HOLDINGS PLC	Corporate	4.25%	DUE	08/18/2025	$454
HALLIBURTON CO	Corporate	5.00%	DUE	11/15/2045	$714

52

HERCULES CAPITAL INC	Corporate	4.62%	DUE	10/23/2022	$517
HIGHWOODS REALTY LP	Corporate	4.12%	DUE	03/15/2028	$307
SERVICE PROPERTIES TRUST	Corporate	4.50%	DUE	06/15/2023	$248
SERVICE PROPERTIES TRUST	Corporate	4.50%	DUE	06/15/2023	$136
SERVICE PROPERTIES TRUST	Corporate	4.95%	DUE	10/01/2029	$592
HOST HOTELS & RESORTS LP	Corporate	3.75%	DUE	10/15/2023	$79
HOST HOTELS & RESORTS LP	Corporate	3.75%	DUE	10/15/2023	$105
HOST HOTELS & RESORTS LP	Corporate	3.75%	DUE	10/15/2023	$422
HOST HOTELS & RESORTS LP	Corporate	3.50%	DUE	09/15/2030	$506
HOST HOTELS & RESORTS LP	Corporate	3.50%	DUE	09/15/2030	$364
HUMANA INC	Corporate	4.80%	DUE	03/15/2047	$94
HUMANA INC	Corporate	4.80%	DUE	03/15/2047	$107
HUMANA INC	Corporate	4.80%	DUE	03/15/2047	$201
HYUNDAI CAPITAL AMERICA	Corporate	2.85%	DUE	11/01/2022	$581
HYUNDAI CAPITAL AMERICA	Corporate	2.85%	DUE	11/01/2022	$321
ICAHN ENTERPRISES FIN	Corporate	6.25%	DUE	02/01/2022	$45
ICAHN ENTERPRISES FIN	Corporate	6.25%	DUE	02/01/2022	$82
ICAHN ENTERPRISES FIN	Corporate	6.25%	DUE	02/01/2022	$41
ICAHN ENTERPRISES FIN	Corporate	6.25%	DUE	02/01/2022	$158
ICAHN ENTERPRISES FIN	Corporate	4.75%	DUE	09/15/2024	$476
IMPERIAL BRANDS FIN PLC	Corporate	3.88%	DUE	07/26/2029	$545
IMPERIAL BRANDS FIN PLC	Corporate	3.88%	DUE	07/26/2029	$298
IMPERIAL BRANDS FIN PLC	Corporate	3.88%	DUE	07/26/2029	$161
IMPERIAL BRANDS FIN PLC	Corporate	3.88%	DUE	07/26/2029	$334
INFOR INC	Corporate	1.75%	DUE	07/15/2025	$3,111
IPALCO ENTERPRISES INC	Corporate	3.70%	DUE	09/01/2024	$202
IPALCO ENTERPRISES INC	Corporate	3.70%	DUE	09/01/2024	$190
ITC HOLDINGS CORP	Corporate	2.95%	DUE	05/14/2030	$581
JBS USA FOOD FINANCE	Corporate	6.50%	DUE	04/15/2029	$279
JBS USA FOOD FINANCE	Corporate	6.50%	DUE	04/15/2029	$58
JBS USA FOOD FINANCE	Corporate	5.50%	DUE	01/15/2030	$280
JBS USA FOOD FINANCE	Corporate	5.50%	DUE	01/15/2030	$155
JBS USA FOOD FINANCE	Corporate	5.50%	DUE	01/15/2030	$138
JBS USA FOOD FINANCE	Corporate	5.50%	DUE	01/15/2030	$694
JP MORGAN CHASE & CO	Corporate	6.40%	DUE	05/15/2038	$178
JP MORGAN CHASE & CO	Corporate	6.40%	DUE	05/15/2038	$155
JP MORGAN CHASE & CO	Corporate	6.40%	DUE	05/15/2038	$186
JP MORGAN CHASE & CO	Corporate	5.60%	DUE	07/15/2041	$188
JP MORGAN CHASE & CO	Corporate	5.60%	DUE	07/15/2041	$151
JP MORGAN CHASE & CO	Corporate	5.60%	DUE	07/15/2041	$188
JP MORGAN CHASE & CO	Corporate	3.78%	DUE	02/01/2028	$574
JP MORGAN CHASE & CO	Corporate	3.78%	DUE	02/01/2028	$316
JPMORGAN CHASE & CO	Corporate	2.96%	DUE	05/13/2031	$646

53

KLA CORP	Corporate	3.30%	DUE	03/01/2050	$716
KLA CORP	Corporate	3.30%	DUE	03/01/2050	$395
KKR GRP FIN CO VI LLC	Corporate	3.75%	DUE	07/01/2029	$455
KKR GRP FIN CO VI LLC	Corporate	3.75%	DUE	07/01/2029	$251
KKR GROUP FINAN CO VIII	Corporate	3.50%	DUE	08/25/2050	$465
LAZARD GROUP LLC	Corporate	3.75%	DUE	02/13/2025	$510
LAZARD GROUP LLC	Corporate	3.75%	DUE	02/13/2025	$283
LAZARD GROUP LLC	Corporate	3.62%	DUE	03/01/2027	$118
LAZARD GROUP LLC	Corporate	3.62%	DUE	03/01/2027	$111
LAZARD GROUP LLC	Corporate	4.50%	DUE	09/19/2028	$344
LAZARD GROUP LLC	Corporate	4.50%	DUE	09/19/2028	$326
LEASEPLAN CORPORATION NV	Corporate	2.88%	DUE	10/24/2024	$529
LEASEPLAN CORPORATION NV	Corporate	2.88%	DUE	10/24/2024	$291
LEGG MASON INC	Corporate	5.62%	DUE	01/15/2044	$151
LEGG MASON INC	Corporate	5.62%	DUE	01/15/2044	$288
LEGG MASON INC	Corporate	5.62%	DUE	01/15/2044	$245
LEGG MASON INC	Corporate	5.62%	DUE	01/15/2044	$216
LEIDOS INC	Corporate	4.38%	DUE	05/15/2030	$414
LEIDOS INC	Corporate	2.30%	DUE	02/15/2031	$763
LENNAR CORP	Corporate	4.75%	DUE	05/30/2025	$206
LENNAR CORP	Corporate	4.75%	DUE	05/30/2025	$50
LENNAR CORP	Corporate	4.75%	DUE	05/30/2025	$142
LIBERTY MUTUAL GROUP INC	Corporate	4.57%	DUE	02/01/2029	$978
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$133
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$156
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$173
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$254
MPLX LP	Corporate	4.50%	DUE	04/15/2038	$241
MPLX LP	Corporate	4.50%	DUE	04/15/2038	$201
MPLX LP	Corporate	4.50%	DUE	04/15/2038	$241
MPLX LP	Corporate	6.88%	DUE	01/30/3100	$311
MPLX LP	Corporate	6.88%	DUE	01/30/3100	$281
MPLX LP	Corporate	6.88%	DUE	01/30/3100	$325
MARATHON PETROLEUM CORP	Corporate	6.50%	DUE	03/01/2041	$121
MARATHON PETROLEUM CORP	Corporate	6.50%	DUE	03/01/2041	$234
MARATHON PETROLEUM CORP	Corporate	6.50%	DUE	03/01/2041	$201
MARATHON PETROLEUM CORP	Corporate	4.50%	DUE	04/01/2048	$100
MARATHON PETROLEUM CORP	Corporate	4.50%	DUE	04/01/2048	$111
MARATHON PETROLEUM CORP	Corporate	4.50%	DUE	04/01/2048	$373
MARKEL CORP	Corporate	3.35%	DUE	09/17/2029	$213
MARKEL CORP	Corporate	3.35%	DUE	09/17/2029	$118
MARS INC	Corporate	3.95%	DUE	04/01/2049	$518
MARS INC	Corporate	3.95%	DUE	04/01/2049	$224

54

MARS INC	Corporate	3.95%	DUE	04/01/2049	$410
MCCORMICK & CO	Corporate	3.40%	DUE	08/15/2027	$537
MCCORMICK & CO	Corporate	3.40%	DUE	08/15/2027	$452
MCCORMICK & CO	Corporate	3.40%	DUE	08/15/2027	$543
MCCORMICK & CO	Corporate	4.20%	DUE	08/15/2047	$57
MCCORMICK & CO	Corporate	4.20%	DUE	08/15/2047	$255
MCCORMICK & CO	Corporate	4.20%	DUE	08/15/2047	$191
MCCORMICK & CO	Corporate	4.20%	DUE	08/15/2047	$274
MCKESSON CORP	Corporate	6.00%	DUE	03/01/2041	$243
MCKESSON CORP	Corporate	6.00%	DUE	03/01/2041	$132
MERRILL LYNCH & CO	Corporate	7.75%	DUE	05/14/2038	$255
MERRILL LYNCH & CO	Corporate	7.75%	DUE	05/14/2038	$255
MERRILL LYNCH & CO	Corporate	7.75%	DUE	05/14/2038	$280
MET LIFE GLOBAL FUNDING I	Corporate	2.95%	DUE	04/09/2030	$652
MICROSOFT CORP	Corporate	3.50%	DUE	02/12/2035	$172
MICROCHIP TECHNOLOGY INC	Corporate	0.97%	DUE	02/15/2024	$1,038
MIDAMERICAN ENERGY HOLDINGS	Corporate	6.12%	DUE	04/01/2036	$207
MIDAMERICAN ENERGY HOLDINGS	Corporate	6.12%	DUE	04/01/2036	$295
MIDAMERICAN ENERGY HOLDINGS	Corporate	6.12%	DUE	04/01/2036	$258
MIDAMERICAN ENERGY HOLDINGS	Corporate	6.12%	DUE	04/01/2036	$421
MOLSON COORS BEVERAGE CO	Corporate	5.00%	DUE	05/01/2042	$81
MOLSON COORS BEVERAGE CO	Corporate	5.00%	DUE	05/01/2042	$250
MOLSON COORS BEVERAGE CO	Corporate	5.00%	DUE	05/01/2042	$181
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$95
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$95
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$72
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$31
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$172
MOLSON COORS BEVERAGE CO	Corporate	4.20%	DUE	07/15/2046	$257
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$265
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$147
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$118
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$382
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$500
MORGAN STANLEY	Corporate	4.88%	DUE	11/01/2022	$2
MORGAN STANLEY	Corporate	4.88%	DUE	11/01/2022	$296
MORGAN STANLEY	Corporate	4.88%	DUE	11/01/2022	$566
MORGAN STANLEY	Corporate	4.88%	DUE	11/01/2022	$849
MOSAIC COMPANY	Corporate	4.05%	DUE	11/15/2027	$737
MYLAN NV	Corporate	5.25%	DUE	06/15/2046	$923
NBK TIER 1 FINANCING 2	Corporate	4.50%	DUE	01/30/3100	$1,062
NOV INC	Corporate	3.95%	DUE	12/01/2042	$16
NOV INC	Corporate	3.95%	DUE	12/01/2042	$28

55

NOV INC	Corporate	3.95%	DUE	12/01/2042	$51
NOV INC	Corporate	3.95%	DUE	12/01/2042	$13
NOV INC	Corporate	3.95%	DUE	12/01/2042	$17
NOV INC	Corporate	3.95%	DUE	12/01/2042	$252
NOV INC	Corporate	3.95%	DUE	12/01/2042	$202
NOV INC	Corporate	3.95%	DUE	12/01/2042	$318
NOV INC	Corporate	3.60%	DUE	12/01/2029	$439
NOV INC	Corporate	3.60%	DUE	12/01/2029	$240
NOV INC	Corporate	3.60%	DUE	12/01/2029	$235
NEW YORK LIFE INSURANCE	Corporate	3.75%	DUE	05/15/2050	$357
NEWELL BRANDS INC	Corporate	4.35%	DUE	04/01/2023	$496
NEWELL BRANDS INC	Corporate	4.35%	DUE	04/01/2023	$15
NEWELL BRANDS INC	Corporate	4.35%	DUE	04/01/2023	$735
NEWELL BRANDS INC	Corporate	4.35%	DUE	04/01/2023	$478
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$77
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$27
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$285
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$71
NEWFIELD EXPLORATION	Corporate	5.75%	DUE	01/30/2022	$254
NEWFIELD EXPLORATION	Corporate	5.62%	DUE	07/01/2024	$131
NEWFIELD EXPLORATION	Corporate	5.62%	DUE	07/01/2024	$217
NEWFIELD EXPLORATION	Corporate	5.62%	DUE	07/01/2024	$193
NEWFIELD EXPLORATION	Corporate	5.38%	DUE	01/01/2026	$885
NEWFIELD EXPLORATION	Corporate	5.38%	DUE	01/01/2026	$488
NISOURCE FINANCE CORP	Corporate	5.80%	DUE	02/01/2042	$110
NISOURCE FINANCE CORP	Corporate	5.80%	DUE	02/01/2042	$344
NISOURCE FINANCE CORP	Corporate	3.95%	DUE	03/30/2048	$510
NISOURCE FINANCE CORP	Corporate	3.95%	DUE	03/30/2048	$277
NISOURCE FINANCE CORP	Corporate	3.95%	DUE	03/30/2048	$651
NORDEA BANK ABP	Corporate	3.75%	DUE	08/30/2023	$779
NORDEA BANK AB	Corporate	4.62%	DUE	09/13/2033	$805
NORDEA BANK AB	Corporate	4.62%	DUE	09/13/2033	$443
NOREDA BANK ABP	Corporate	6.62%	DUE	01/30/3100	$397
NOREDA BANK ABP	Corporate	6.62%	DUE	01/30/3100	$397
NORFOLK SOUTHERN CORP	Corporate	4.05%	DUE	08/15/2052	$642
NUTRITION & BIOSCIENCES	Corporate	1.83%	DUE	10/15/2027	$464
O REILLY AUTOMOTIVE INC	Corporate	3.60%	DUE	09/01/2027	$464
O REILLY AUTOMOTIVE INC	Corporate	3.60%	DUE	09/01/2027	$1,087
OCCIDENTAL PETROLEUM COR	Corporate	6.45%	DUE	09/15/2036	$756
OCCIDENTAL PETROLEUM COR	Corporate	6.45%	DUE	09/15/2036	$417
OHIO EDISON	Corporate	8.25%	DUE	10/15/2038	$149
OHIO EDISON	Corporate	8.25%	DUE	10/15/2038	$70
ORACLE CORP	Corporate	3.60%	DUE	04/01/2050	$601

56

PPL CAPITAL FUNDING INC	Corporate	4.12%	DUE	04/15/2030	$1,096
PACIFIC GAS & ELECTRIC	Corporate	2.50%	DUE	02/01/2031	$460
PARK AEROSPACE HOLDINGS	Corporate	5.25%	DUE	08/15/2022	$216
PARK AEROSPACE HOLDINGS	Corporate	4.50%	DUE	03/15/2023	$57
PARK AEROSPACE HOLDINGS	Corporate	4.50%	DUE	03/15/2023	$57
PARK AEROSPACE HOLDINGS	Corporate	4.50%	DUE	03/15/2023	$175
PARK AEROSPACE HOLDINGS	Corporate	4.50%	DUE	03/15/2023	$157
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$17
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$70
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$81
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$26
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$323
PATTERSON UTI ENERGY INC	Corporate	3.95%	DUE	02/01/2028	$284
PENNSYLVANIA ELECTRIC CO	Corporate	4.15%	DUE	04/15/2025	$327
PENNSYLVANIA ELECTRIC CO	Corporate	4.15%	DUE	04/15/2025	$164
PENNSYLVANIA ELECTRIC CO	Corporate	4.15%	DUE	04/15/2025	$273
PETROLEOS MEXICANOS	Corporate	6.38%	DUE	01/23/2045	$91
PETROLEOS MEXICANOS	Corporate	6.38%	DUE	01/23/2045	$50
PETROLEOS MEXICANOS	Corporate	5.35%	DUE	02/12/2028	$198
PETROLEOS MEXICANOS	Corporate	5.35%	DUE	02/12/2028	$123
PETROLEOS MEXICANOS	Corporate	5.35%	DUE	02/12/2028	$178
PLAINS ALL AMERICAN PIPELINE	Corporate	4.70%	DUE	06/15/2044	$130
PLAINS ALL AMERICAN PIPELINE	Corporate	4.70%	DUE	06/15/2044	$260
PLAINS ALL AMERICAN PIPELINE	Corporate	4.70%	DUE	06/15/2044	$8
PLAINS ALL AMERICAN PIPELINE	Corporate	4.70%	DUE	06/15/2044	$7
PLAINS ALL AMERICAN PIPELINE	Corporate	4.70%	DUE	06/15/2044	$224
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$129
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$684
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$448
PLAINS ALL AMERICAN PIPE	Corporate	3.80%	DUE	09/15/2030	$723
PRIME PROPERTYFUND LLC	Corporate	2.46%	DUE	10/13/2030	$514
PRIME PROPERTYFUND LLC	Corporate	2.56%	DUE	10/13/2032	$1,814
PRIME PROPERTYFUND LLC	Corporate	2.71%	DUE	10/13/2035	$382
*PRUDENTIAL FINANCIAL INC	Corporate	5.88%	DUE	09/15/2042	$142
*PRUDENTIAL FINANCIAL INC	Corporate	5.88%	DUE	09/15/2042	$232
*PRUDENTIAL FINANCIAL INC	Corporate	5.88%	DUE	09/15/2042	$209
*PRUDENTIAL FINANCIAL INC	Corporate	5.62%	DUE	06/15/2043	$294
*PRUDENTIAL FINANCIAL INC	Corporate	5.62%	DUE	06/15/2043	$272
*PRUDENTIAL FINANCIAL INC	Corporate	5.70%	DUE	09/15/2048	$825
*PRUDENTIAL FINANCIAL INC	Corporate	5.70%	DUE	09/15/2048	$456
*PRUDENTIAL FINANCIAL INC	Corporate	3.70%	DUE	10/01/2050	$523
PUGET ENERGY INC	Corporate	5.76%	DUE	10/01/2039	$251
PUGET ENERGY INC	Corporate	5.76%	DUE	10/01/2039	$179

57

PUGET ENERGY INC	Corporate	5.76%	DUE	10/01/2039	$236
QWEST CORP	Corporate	6.75%	DUE	12/01/2021	$357
QWEST CORP	Corporate	6.75%	DUE	12/01/2021	$109
QWEST CORP	Corporate	6.75%	DUE	12/01/2021	$213
QWEST CORP	Corporate	6.75%	DUE	12/01/2021	$376
RELIANCE STEEL AND ALUMINUM	Corporate	4.50%	DUE	04/15/2023	$540
RELIANCE STEEL AND ALUMINUM	Corporate	4.50%	DUE	04/15/2023	$297
REYNOLDS AMERICAN INC	Corporate	5.85%	DUE	08/15/2045	$108
REYNOLDS AMERICAN INC	Corporate	5.85%	DUE	08/15/2045	$382
REYNOLDS AMERICAN INC	Corporate	5.85%	DUE	08/15/2045	$350
ROYAL BK SCOTLND GRP PLC	Corporate	3.07%	DUE	05/22/2028	$3,260
SVB FINANCIAL GROUP	Corporate	3.50%	DUE	01/29/2025	$301
SVB FINANCIAL GROUP	Corporate	3.50%	DUE	01/29/2025	$164
SVB FINANCIAL GROUP	Corporate	3.50%	DUE	01/29/2025	$257
SABINE PASS LIQUEFACTION	Corporate	4.20%	DUE	03/15/2028	$602
SABINE PASS LIQUEFACTION	Corporate	4.20%	DUE	03/15/2028	$373
SABINE PASS LIQUEFACTION	Corporate	4.20%	DUE	03/15/2028	$539
SANDY SPRING BANCORP INC	Corporate	4.25%	DUE	11/15/2029	$1,371
SAUDI ARABIAN OIL CO	Corporate	4.25%	DUE	04/16/2039	$802
DELTA AIR LINES SKYMILES	Corporate	4.50%	DUE	10/20/2025	$625
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$52
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$132
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$170
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$78
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$26
SMITHFIELD FOODS INC	Corporate	3.00%	DUE	10/15/2030	$131
SOCIETE GENERALE	Corporate	1.49%	DUE	12/14/2026	$876
SOUTHERN COPPER CORP	Corporate	6.75%	DUE	04/16/2040	$112
SOUTHERN COPPER CORP	Corporate	6.75%	DUE	04/16/2040	$150
SOUTHERN COPPER CORP	Corporate	6.75%	DUE	04/16/2040	$142
SPIRIT REALTY LP	Corporate	4.45%	DUE	9/15/2026	$194
SPIRIT REALTY LP	Corporate	4.00%	DUE	07/15/2029	$287
SPIRIT REALTY LP	Corporate	4.00%	DUE	07/15/2029	$534
SPIRIT REALTY LP	Corporate	4.00%	DUE	07/15/2029	$534
SPIRIT REALTY LP	Corporate	4.00%	DUE	7/15/2029	$315
SPIRIT REALTY LP	Corporate	3.20%	DUE	1/15/2027	$128
SPIRIT REALTY LP	Corporate	3.20%	DUE	1/15/2027	$223
SPIRIT REALTY LP	Corporate	3.20%	DUE	1/15/2027	$404
SPIRIT REALTY LP	Corporate	3.40%	DUE	1/15/2030	$43
SPRINT COMMUNICATIONS	Corporate	9.25%	DUE	4/15/2022	$237
SPRINT COMMUNICATIONS	Corporate	9.25%	DUE	4/15/2022	$580
STARBUCKS CORP	Corporate	2.55%	DUE	11/15/2030	$1,027
STORE CAPITAL CORP	Corporate	4.62%	DUE	3/15/2029	$119
STORE CAPITAL CORP	Corporate	4.62%	DUE	3/15/2029	$220

58

STORE CAPITAL CORP	Corporate	4.62%	DUE	3/15/2029	$83
STORE CAPITAL CORP	Corporate	4.62%	DUE	3/15/2029	$232
STORE CAPITAL CORP	Corporate	4.62%	DUE	3/15/2029	$189
STORE CAPITAL CORP	Corporate	2.75%	DUE	11/18/2030	$320
SYNGENTA FINANCE NV	Corporate	5.18%	DUE	4/24/2028	$573
SYNGENTA FINANCE NV	Corporate	4.44%	DUE	4/24/2023	$148
SYNGENTA FINANCE NV	Corporate	4.44%	DUE	4/24/2023	$324
SYNGENTA FINANCE NV	Corporate	4.44%	DUE	4/24/2023	$367
SYNGENTA FINANCE NV	Corporate	4.44%	DUE	4/24/2023	$461
SYNCHRONY FINANCIAL	Corporate	3.95%	DUE	12/1/2027	$618
SYNCHRONY FINANCIAL	Corporate	3.95%	DUE	12/1/2027	$343
BlackRock TCP Capital Corp	Corporate	4.12%	DUE	8/11/2022	$325
BlackRock TCP Capital Corp	Corporate	4.12%	DUE	8/11/2022	$196
TPG SPECIALTY LENDING IN	Corporate	3.88%	DUE	11/1/2024	$1,212
TPG SPECIALTY LENDING IN	Corporate	3.88%	DUE	11/1/2024	$668
TAKEDA PHARMACEUTICAL	Corporate	3.38%	DUE	7/9/2060	$645
TANGER PROPERTIES LP	Corporate	3.75%	DUE	12/1/2024	$733
TANGER PROPERTIES LP	Corporate	3.75%	DUE	12/1/2024	$403
TANGER PROPERTIES LP	Corporate	3.12%	DUE	9/1/2026	$257
TANGER PROPERTIES LP	Corporate	3.12%	DUE	9/1/2026	$144
TIAA REAL ESTATE CDO LTD	Corporate	4.27%	DUE	5/15/2047	$561
TECK RESOURCES LTD	Corporate	6.00%	DUE	8/15/2040	$343
TECK RESOURCES LTD	Corporate	6.00%	DUE	8/15/2040	$187
TELEFONICA EMISIONES SAU	Corporate	4.66%	DUE	3/6/2038	$235
TELEFONICA EMISIONES SAU	Corporate	4.66%	DUE	3/6/2038	$181
TEVA PHARMACEUTICALS NE	Corporate	2.20%	DUE	7/21/2021	$38
TEVA PHARMACEUTICALS NE	Corporate	2.20%	DUE	7/21/2021	$237
TEVA PHARMACEUTICALS NE	Corporate	2.20%	DUE	7/21/2021	$171
TEVA PHARMACEUTICALS NE	Corporate	2.20%	DUE	7/21/2021	$245
TIME WARNER CABLE INC	Corporate	6.75%	DUE	6/15/2039	$249
TIME WARNER CABLE INC	Corporate	6.75%	DUE	6/15/2039	$178
TIME WARNER CABLE INC	Corporate	5.88%	DUE	11/15/2040	$133
TIME WARNER CABLE INC	Corporate	5.88%	DUE	11/15/2040	$133
TIMKEN CO	Corporate	4.50%	DUE	12/15/2028	$1,400
TRUIST BANK	Corporate	2.25%	DUE	3/11/2030	$761
UNITED AIRLINES	Corporate	4.60%	DUE	9/1/2027	$83
UNITED MEXICAN STATES	Corporate	4.75%	DUE	3/8/2044	$564
UNITED MEXICAN STATES	Corporate	4.75%	DUE	3/8/2044	$357
UNITED MEXICAN STATES	Corporate	4.75%	DUE	3/8/2044	$511
UNITED MEXICAN STATES	Corporate	4.75%	DUE	3/8/2044	$209
UNITED MEXICAN STATES	Corporate	4.75%	DUE	3/8/2044	$409
UNITED TECHNOLOGIES CORP	Corporate	4.50%	DUE	6/1/2042	$124
UNITED TECHNOLOGIES CORP	Corporate	4.50%	DUE	6/1/2042	$652

59

UPJOHN INC	Corporate	2.70%	DUE	6/22/2030	$774
VALE OVERSEAS LTD	Corporate	6.88%	DUE	11/21/2036	$117
VALE OVERSEAS LTD	Corporate	6.88%	DUE	11/21/2036	$147
VALE OVERSEAS LTD	Corporate	6.88%	DUE	11/21/2036	$147
VALE OVERSEAS LTD	Corporate	6.25%	DUE	8/10/2026	$354
VALE OVERSEAS LTD	Corporate	6.25%	DUE	8/10/2026	$143
VALE OVERSEAS LTD	Corporate	6.25%	DUE	8/10/2026	$273
VALE OVERSEAS LTD	Corporate	6.25%	DUE	8/10/2026	$826
VALLEY NATIONAL BANCORP	Corporate	5.12%	DUE	9/27/2023	$109
VALLEY NATIONAL BANCORP	Corporate	5.12%	DUE	9/27/2023	$763
VALLEY NATIONAL BANCORP	Corporate	5.25%	DUE	6/15/2030	$3,121
VEREIT OPERATING PARTNERSHIP	Corporate	4.62%	DUE	11/1/2025	$455
VEREIT OPERATING PARTNERSHIP	Corporate	4.62%	DUE	11/1/2025	$317
VEREIT OPERATING PARTNERSHIP	Corporate	4.62%	DUE	11/1/2025	$426
VEREIT OPERATING PARTNERSHIP	Corporate	3.10%	DUE	12/15/2029	$1,004
VEREIT OPERATING PARTNERSHIP	Corporate	3.10%	DUE	12/15/2029	$550
VEREIT OPERATING PARTNER	Corporate	2.85%	DUE	12/15/2032	$376
VERIZON COMMUNICATIONS	Corporate	2.99%	DUE	10/30/2056	$861
VERIZON COMMUNICATIONS	Corporate	2.88%	DUE	11/20/2050	$468
VIACOMCBS INC	Corporate	4.95%	DUE	1/15/2031	$612
VIACOMCBS INC	Corporate	4.95%	DUE	1/15/2031	$161
VIACOMCBS INC	Corporate	4.20%	DUE	5/19/2032	$631
VIACOMCBS INC	Corporate	4.20%	DUE	5/19/2032	$185
VIRGINIA ELECTRIC & POWER CO	Corporate	8.88%	DUE	11/15/2038	$203
VIRGINIA ELECTRIC & POWER CO	Corporate	8.88%	DUE	11/15/2038	$461
VIRGINIA ELECTRIC & POWER CO	Corporate	8.88%	DUE	11/15/2038	$369
VOYA FINANCIAL INC	Corporate	4.70%	DUE	1/23/2048	$203
VOYA FINANCIAL INC	Corporate	4.70%	DUE	1/23/2048	$109
WP CAREY INC	Corporate	4.25%	DUE	10/1/2026	$311
WP CAREY INC	Corporate	4.25%	DUE	10/1/2026	$205
WP CAREY INC	Corporate	2.40%	DUE	2/1/2031	$291
WRKCO INC	Corporate	3.00%	DUE	6/15/2033	$431
SENIOR UNSECURED NOTES	Corporate	2.94%	DUE	12/18/2032	$5,208
CENTERPOINT PROPERTIES TRUST	Corporate	0.01%	DUE	10/28/2030	$5,098
WASTE CONNECTIONS INC	Corporate	4.25%	DUE	12/1/2028	$380
WELLPOINT INC	Corporate	4.65%	DUE	1/15/2043	$118
WELLPOINT INC	Corporate	4.65%	DUE	1/15/2043	$131
WELLPOINT INC	Corporate	4.65%	DUE	1/15/2043	$138
WELLS FARGO FINANCIAL	Corporate	5.61%	DUE	1/15/2044	$162
WELLS FARGO CO	Corporate	5.38%	DUE	11/2/2043	$220
WELLS FARGO CO	Corporate	5.38%	DUE	11/2/2043	$208
WILLIS NORTH AMERICA INC	Corporate	2.95%	DUE	9/15/2029	$279
WILLIS NORTH AMERICA INC	Corporate	2.95%	DUE	9/15/2029	$153

60

XSTRATA FINANCE CANADA	Corporate	5.55%	DUE	10/25/2042	$135
XSTRATA FINANCE CANADA	Corporate	5.55%	DUE	10/25/2042	$33
XSTRATA FINANCE CANADA	Corporate	5.55%	DUE	10/25/2042	$38
XSTRATA FINANCE CANADA	Corporate	5.55%	DUE	10/25/2042	$123
XSTRATA FINANCE CANADA	Corporate	5.55%	DUE	10/25/2042	$179
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$122
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$106
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$86
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$286
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$400
XLIT LTD	Corporate	4.45%	DUE	3/31/2025	$548
XLIT LTD	Corporate	5.5%	DUE	3/31/2045	$279
XLIT LTD	Corporate	5.5%	DUE	3/31/2045	$174
XLIT LTD	Corporate	5.5%	DUE	3/31/2045	$251
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$456
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$237
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$45
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$117
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$237
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$124
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$12
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$675
YARA INTERNATIONAL ASA	Corporate	4.75%	DUE	6/1/2028	$154
YARA INTERNATIONAL ASA	Corporate	3.15%	DUE	6/4/2030	$239
ZIONS BANCORPORATION NA	Corporate	3.5%	DUE	8/27/2021	$1,019
CHANEL LIMITED	Corporate	2.45%	DUE	10/13/2030	$4,420
FNMA	Fed Agency	3.00%	DUE	1/15/2043	$12,411
FNMA	Fed Agency	3.00%	DUE	1/15/2043	$6,284
FNMA	Fed Agency	3.00%	DUE	1/15/2043	$8,379
FNMA	Fed Agency	4.00%	DUE	4/1/2040	$4,404
FNMA	Fed Agency	4.50%	DUE	1/1/2040	$4,524
GNMA II	Fed Agency	0.03%	DUE	12/15/2043	$18,741
GNMA II	Fed Agency	0.04%	DUE	1/23/2042	$12,267
COLUMBIA REPUBLIC OF	Foreign	0.04%	DUE	5/15/2051	$223
UNITED MEXICAN STATES	Foreign	0.07%	DUE	9/27/2034	$458
UNITED MEXICAN STATES	Foreign	0.07%	DUE	9/27/2034	$247
UNITED MEXICAN STATES	Foreign	0.07%	DUE	9/27/2034	$388
5 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(1)
5 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(6)
5 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(4)
5 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(8)
2 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(10)
2 YR US TR NOTES	Futures	0.00%	DUE	4/6/2021	$(1)

61

20 YR US TR BONDS	Futures	0.00%	DUE	3/31/2021	$48
20 YR US TR BONDS	Futures	0.00%	DUE	3/31/2021	$7
US ULTRA T-BOND	Futures	0.00%	DUE	3/31/2021	$(66)
US ULTRA T-BOND	Futures	0.00%	DUE	3/31/2021	$(23)
US ULTRA T-BOND	Futures	0.00%	DUE	3/31/2021	$20
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$147
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$5
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$(4)
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$(6)
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$2
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$(15)
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$(4)
US 10YR ULTRA FUT JUN16	Futures	0.00%	DUE	3/31/2021	$(2)
FNMA	Mortgage Backed	2.00%	DUE	1/25/2029	$25,169
FHLMC	Mortgage Backed	2.00%	DUE	12/1/2050	$1,486
FHLMC	Mortgage Backed	2.00%	DUE	1/1/2051	$3,135
FNMA	Mortgage Backed	4.50%	DUE	6/1/2048	$1,523
FNMA	Mortgage Backed	3.00%	DUE	4/1/2050	$5,008
FNMA	Mortgage Backed	3.50%	DUE	6/1/2050	$5,706
FNMA	Mortgage Backed	3.50%	DUE	8/1/2050	$259
FNMA	Mortgage Backed	3.50%	DUE	2/1/2043	$4,969
FNMA	Mortgage Backed	3.00%	DUE	6/1/2032	$860
FNMA	Mortgage Backed	3.00%	DUE	8/1/2032	$369
FNMA	Mortgage Backed	3.50%	DUE	12/1/2047	$5,953
FNMA	Mortgage Backed	5.00%	DUE	6/1/2048	$601
FNMA	Mortgage Backed	3.50%	DUE	5/1/2050	$6,977
FNMA	Mortgage Backed	2.00%	DUE	1/1/2051	$8,312
GNMA II	Mortgage Backed	3.50%	DUE	3/20/2047	$5,366
GNMA II	Mortgage Backed	3.00%	DUE	5/20/2050	$5,929
GNMA II	Mortgage Backed	3.00%	DUE	6/20/2050	$2,997
GNMA II	Mortgage Backed	3.00%	DUE	6/20/2050	$1,498
GNMA II	Mortgage Backed	3.00%	DUE	6/20/2050	$1,498
CALIFORNIA STATE	Municipals	7.55%	DUE	4/1/2039	$352
NEW YORK ST DORM AUTH ST PERSO	Municipals	3.19%	DUE	2/15/2043	$218
NORTHSTAR EDU FIN INC DE	Municipals	1.61%	DUE	4/1/2042	$1,667
BCM SWAPTION	Options	2.94%	DUE	12/13/2032	$346
BCM SWAPTION	Options	2.44%	DUE	12/13/2032	$281
BCM SWAPTION	Options	2.62%	DUE	1/31/2033	$346
BCM SWAPTION	Options	3.12%	DUE	1/31/2033	$336
SELECTIVE INSURANCE GROUP	Preferred Stock	0.00%	DUE	1/31/3100	$1,581
STATE STREET STIF	Sweep Investment	0.00%	DUE		$200
STATE STREET STIF	Sweep Investment	0.00%	DUE		$28
STATE STREET STIF	Sweep Investment	0.00%	DUE		$33

62

STATE STREET STIF	Sweep Investment	0.00%	DUE		$314
STATE STREET STIF	Sweep Investment	0.00%	DUE		$150
STATE STREET STIF	Sweep Investment	0.00%	DUE		$230
STATE STREET STIF	Sweep Investment	0.00%	DUE		$8,722
STATE STREET STIF	Sweep Investment	0.00%	DUE		$12,425
STATE STREET STIF	Sweep Investment	0.00%	DUE		$2,653
STATE STREET STIF	Sweep Investment	0.00%	DUE		$7,554
STATE STREET STIF	Sweep Investment	0.00%	DUE		$1,998
STATE STREET STIF	Sweep Investment	0.00%	DUE		$1,821
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$407
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$217
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$1,357
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$5,225
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$1,764
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$687
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$172
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$286
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$401
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$687
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$229
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$687
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$12,597
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$573
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$859
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$286
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$57
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$344
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$916
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$687
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$401
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$344
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$859
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$458
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$286
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$2,061
US TREASURY N B	US Govt Bonds	1.62%	DUE	8/15/2029	$1,926
TREASURY SEC	US Govt Bonds	0.25%	DUE	10/31/2025	$3,983
OTHER ASSETS					$(92,728)
TOTAL MASSMUTUAL STABLE VALUE					$665,600
• NOTES RECEIVABLE FROM PARTICIPANTS	Participant Loans	2.36% to 11.00% 2020- 2044			$145,293
• Indicates party-in-interest to the plan. All investments are participant directed; therefore, cost value has been omitted.

63

Required Information

Financial statements and schedules for the Cigna 401(k) Plan, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, are contained in this Annual Report on Form 11-K.

Exhibits

Exhibits are listed in the Index to Exhibits.

64

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna 401(k) PLAN

Date: June 24, 2021	By:	/s/ Jill Vaslow
Jill Vaslow
Plan Administrator

65

Index to Exhibits

Number	Description	Method of Filing

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.

66